Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

RENRE NORTH AMERICA HOLDINGS INC.

AND

QBE HOLDINGS, INC.

DATED AS OF NOVEMBER 18, 2010

i

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of November 18, 2010, by and between RenRe North America Holdings Inc., a Delaware corporation (“Seller”), and QBE Holdings, Inc., a Delaware corporation (“Buyer”).

R E C I T A L S:

WHEREAS, Seller is directly or indirectly the record owner and is a beneficial owner of all the outstanding shares of Capital Stock of: (i) RenRe North America Insurance Holdings, Inc., a Delaware corporation (“NAIH”), and its wholly-owned, direct subsidiaries, Stonington Insurance Company, a Texas domiciled insurance company (“Stonington”), RenRe North America Inc. (“NAI”), a Delaware corporation and SRUM LLC, a Georgia limited liability company (“SRUM”), and Stonington’s wholly-owned, direct subsidiaries, Stonington Lloyds Insurance Company, a Texas domiciled Lloyds plan (“Stonington Lloyds”), Lantana Insurance Ltd., a Class 3 Bermuda domiciled insurance company (“Lantana”), Newstead Insurance Company, a Delaware domiciled insurance company (“Newstead”) and Inverness Insurance Company, an Arizona domiciled insurance company (“Inverness”); and (ii) RenRe Agency Holdings, Inc., a Delaware corporation (“RAH”), and its wholly-owned, direct subsidiaries Agro National Inc., a Delaware corporation (“Agro National”), and RenRe Insurance Underwriters, Inc., a Delaware corporation (“RIU,” and collectively with NAIH, Stonington, NAI, Stonington Lloyds, Lantana, Newstead, Inverness, SRUM, RAH, and Agro National, the “Acquired Companies”); and

WHEREAS, upon the terms and subject to the conditions of this Agreement Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the outstanding shares of Capital Stock of NAIH and RAH (the “Shares”) in order for Buyer to acquire direct and indirect control of the Acquired Companies;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

SECTION 1.1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2010 Reserves Amount” has the meaning set forth in Section 2.5(a).

“2010 Reserves Carryforward” has the meaning set forth in Section 2.6(a).

“2011 Reserves Certificate” has the meaning set forth in Section 2.6(a).

“2011 Reserves Pay Out” has the meaning set forth in Section 2.6(a).

“2011 Total Amount” has the meaning set forth in Section 2.6(a).

“Actuarial Report” has the meaning set forth in Section 2.6(c).

“Acquired Companies” has the meaning set forth in the Recitals.

“Acquired Intellectual Property Rights” has the meaning set forth in Section 3.16(b).

“Adjusted 2010 Reserves Amount” has the meaning set forth in Section 2.6(d).

“Adjusted 2011 Reserves Pay Out” has the meaning set forth in Section 2.6(c).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Reinsurance Agreements” shall mean the Reinsurance Agreements indicated to be Affiliate Reinsurance Agreements on Section 3.20 of the Seller Disclosure Schedule.

“Agreement” means this Stock Purchase Agreement, together with all of the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Aggregate Loss Estimations” has the meaning set forth in Section 2.6(c).

“Agro National” has the meaning set forth in the Recitals.

“Agro National Balance Sheet” has the meaning set forth in Section 3.8(f)(ii).

“Agro National Financial Statements” has the meaning set forth in Section 3.8(f).

“Agro National Purchase Agreement” means the Asset Purchase Agreement, dated May 9, 2008, among Agro National, L.L.C., Agrosurance Software, L.L.C., Richard C. Gibson, GlenAg Agency Inc., and Glencoe Specialty Holdings Inc.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Financial Statements” collectively, means the Agro National Balance Sheet (or the related notes thereto, if any) or any September Statutory Statement (or the related notes thereto, if any) of an Insurance Subsidiary.

“Applicable Insurance Department” means, with respect to an applicable Insurance Subsidiary, the insurance regulatory agencies by which such Insurance Subsidiary is subject to supervision.

“Applicable SAP” means the statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted in writing by the applicable Domiciliary Insurance Department, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority.

“Applicable Statutory Statements” has the meaning set forth in Section 3.8(a)(2).

“Applicable Survival Period” has the meaning set forth in Section 10.2.

“Assumed Reinsurance Agreement” has the meaning set forth in Section 3.20(b).

“Audited Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

“Basket” has the meaning set forth in Section 9.3(a).

“Benefit Plans” has the meaning set forth in Section 3.12(a).

“Book Value” as of any specified date, means for a Person, the sum of total assets minus total liabilities of such Person, as calculated as of such date in accordance with GAAP; provided, however, that Book Value shall be determined without including as an asset that certain deferred tax asset, which as of September 30, 2010 is estimated in the aggregate to be $15.6 million (as may be adjusted further as of December 31, 2010), and reflects the reduction of future amounts otherwise payable by certain of the Acquired Companies under tax sharing agreements between such Acquired Companies and other members of the federal consolidated group that includes such Acquired Companies (such reduction in future amounts due under such tax sharing agreement results from the prior use of net operating losses of such Acquired Companies by the federal consolidated group, and such net operating losses are therefore no longer available; amounts due under such tax sharing agreements would, in future years, be determined as if the previously used net operating losses were in fact available, thereby reducing the amounts potentially due under such agreements); provided, however, that for purposes of determining the Book Value of the Acquired Companies for calculation of the Purchase Price, carried goodwill and other intangibles of the Acquired Companies will be limited to the amount stated for such carried goodwill and other intangibles ($60,264,000) in the Acquired Companies’ combined March 31, 2010 financial statements.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained by Seller or its Affiliates for, the Acquired Companies.

“Business Day” means any day other than a Saturday, a Sunday, federal holiday or a day on which banks in the City of New York are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Buyer Indemnitees” has the meaning set forth in Section 9.1(a)(ii).

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, and (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited).

“Chosen Courts” has the meaning set forth in Section 10.9.

“Claims” has the meaning set forth in Section 3.9.

“Closing” means the closing of the purchase and sale of the Shares as contemplated herein.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Book Value” is equal to the Book Value of NAIH plus the Book Value of RAH, each as at December 31, 2010, provided that the Book Values as of December 31, 2010 shall be calculated by taking into account any and all reductions to Tax attributes of the Acquired Companies arising directly from the sale of the Acquired Companies to Buyer (regardless of whether such reductions occur before or after December 31, 2010), such reductions to be set forth on a schedule to be prepared by Seller (the “Seller Reduction Schedule”), and will take into account any elections to be made by Seller in its discretion in accordance with Treasury Regulation Section 1.1502-36(d)(6). Buyer and Seller shall cooperate in good faith to promptly resolve any items on the Seller Reduction Schedule disputed by Buyer, and if Buyer and Seller cannot resolve their disagreement within two (2) Business Days following delivery of the Seller Reduction Schedule, Buyer and Seller shall within one (1) Business Day thereafter submit the necessary information to the Independent Accounting Firm to resolve the dispute regarding solely the disputed items on the Seller Reduction Schedule. The determination of the Independent Accounting Firm shall be made no later than three (3) Business Days following submission of information to the Independent Accounting Firm and shall be final and binding on the parties.

“Closing Date Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commuted Reinsurance Agreements” has the meaning set forth in Section 5.18(a).

“Confidentiality Agreement” means the letter agreement between RenaissanceRe Holdings Ltd. and QBE Insurance Group Limited, dated as of July 21, 2010, as amended from time to time.

“Consents” has the meaning set forth in Section 3.5.

“Contracts” means as to any Person, any commitment, indenture, undertaking, instrument, contract, lease or other similar agreement to which it is a party.

“Current Employee” has the meaning set forth in Section 6.1(a).

“December 31 Straddle Period” means a taxable period that includes (but does not end on) December 31, 2010.

“Dispute Period” has the meaning set forth in Section 2.6(b).

“Domiciliary Insurance Department” means, with respect to an Insurance Subsidiary, the insurance department set forth next to the name of such an Insurance Subsidiary on Section 1.1 of the Seller Disclosure Schedule.

“Employees” means all present officers, directors and employees of any of the Acquired Companies and all present and former employees of RenRe North America Employee Services Inc. who devote (or during their employment devoted) substantially all of their business time to the business of any of the Acquired Companies.

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Encumbrance” shall not be deemed to include any license of Intellectual Property.

“Environmental Law” means any Law enacted for (a) the protection of human health and the environment or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Essential Transferred IP” has the meaning set forth in Section 2.2(b).

“Excluded IP” has the meaning set forth in Section 2.2(a).

“Excluded Marks” has the meaning set forth in Section 2.2(a).

“Excluded Transaction Compensation” has the meaning set forth in Section 6.8(a)(ii).

“Extraordinary Taxes” has the meaning set forth in Section 9.2(d).

“FCIC” means the Federal Crop Insurance Corporation.

“Forms A” has the meaning set forth in Section 5.3(a).

“Fundamental Representations” means the representations and warranties contained in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), Section 3.2(a) and Section 3.2(b) (Capital Structure), Section 3.3(b) and Section 3.3(c) (Subsidiaries), Section 3.4 (Authorizations), Section 3.7 (Binding Effect), Section 3.22 (Finders’ Fees), Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization), Section 4.5 (Binding Effect) and Section 4.6 (Finders’ Fees).

“GAAP” means United States generally accepted accounting principles.

“Government Entity” means any domestic, foreign, federal, state, local or other government, governmental authority, department, court, commission, tribunal, or any body exercising or entitled to exercise regulatory, administrative, judicial or arbitral power or authority (including stock exchanges and other regulated securities markets), or any political or other division, subdivision, department or branch of any of the foregoing.

“Governmental Authorizations” means all licenses, franchises, certificates, consents, approvals, permits, orders, exemptions, qualifications or authorizations that are issued by or obtained from a Government Entity.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous or toxic under applicable Environmental Laws including petroleum products and byproducts, asbestos containing material, polychlorinated biphenyls, lead containing products and radon.

“High End Estimation” has the meaning set forth in Section 2.6(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included Transaction Compensation” has the meaning set forth in Section 6.8(a)(i).

“Indemnification Cap” has the meaning set forth in Section 9.3(a).

“Indemnification Claim” has the meaning set forth in Section 9.1(a)(ii).

“Indemnified D&O Parties” has the meaning set forth in Section 5.13.

“Indemnified Party” means any Buyer Indemnitee or Seller Indemnitee, as appropriate.

“Indemnifying Party” means any Buyer Indemnitee or Seller Indemnitee, as appropriate.

“Independent Accounting Firm” means KPMG or if KPMG is unavailable, an independent accounting firm of national reputation in the United States mutually acceptable to Seller and Buyer.

“Independent Actuarial Firm” has the meaning set forth in Section 2.6(b).

“Insurance Contract” means any insurance policy entered into with a customer.

“Insurance Intermediaries” means Agro National, NAI, RIU and SRUM.

“Insurance Policies” has the meaning set forth in Section 3.23.

“Insurance Subsidiaries” means Stonington, Stonington Lloyds, Lantana, Newstead and Inverness.

“Intercompany Agreements” has the meaning set forth in Section 3.17(b).

“Intellectual Property” means all (i) United States and foreign patents, patent applications, registrations, continuations, divisionals, continuations-in-part, re-examinations, reissues, renewals, extensions or additions, (ii) inventions (whether or not patentable), (iii) United States federal, state and foreign trademarks, service marks, trade names, service names, brand names, trade dress, commercial symbols, corporate names, Internet domain name registrations and logos, together with all translations, adaptations, derivations and combinations thereof, and all goodwill associated with any of the foregoing, (iv) works of authorship and the copyrights therein and thereto recognized by the United States and foreign copyright laws (whether or not registered), (v) trade secrets and know-how protected by the Uniform Trade Secrets Act or similar legislation and all other confidential information (including without limitation ideas, concepts, formulae, plans, proposals, financial information, data, business and marketing plans, and customer and supplier lists and related information), and (vi) registrations and applications for registration for the foregoing.

“Inverness” has the meaning set forth in the Recitals.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or any similar phrase means, with respect to Seller, the collective actual knowledge, after reasonable inquiry under the circumstances, of Kevin O’Donnell, Stephen Weinstein and Aditya Dutt, and with respect to Buyer, the collective actual knowledge, after reasonable inquiry under the circumstances, of Chris Fish, Peter Maloney and John Rumpler of Buyer.

“Lantana” has the meaning set forth in the Recitals.

“Law” means any law, statute, ordinance, rule, regulation, code, judgment, decree or Order enacted, issued, promulgated or entered into by a Government Entity.

“Lease” means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which any of the Acquired Companies uses or holds any Leased Real Property.

“Leased Real Property” means the real property leased by any of the Acquired Companies, as tenant, together with, to the extent leased by any of the Acquired Companies, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed IP” has the meaning set forth in Section 3.16(b).

“Licensed IP Agreements” has the meaning set forth in Section 3.16(b).

“Listed Employee” has the meaning set forth in Section 6.1(a).

“Lloyd’s U.S. Program Business” means the U.S. program business of any Lloyd’s syndicate owned by Seller or its Affiliates.

“Losses” has the meaning set forth in Section 9.1(a).

“Low End Estimation” has the meaning set forth in Section 2.6(c).

“Material Adverse Effect” means an effect, condition or change that is materially adverse to the business, assets, properties, financial condition, or results of operations of the Acquired Companies, taken as a whole; provided, however, that effects, conditions and changes to the extent that such effects, conditions and changes arise out of, result from or are attributable to the following shall not constitute a Material Adverse Effect, and shall not be considered in determining whether a Material Adverse Effect has occurred:

(a) conditions affecting the United States economy (or any other economies in which the Acquired Companies operate) generally;

(b) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index);

(c) the announcement of this Agreement or the transactions contemplated hereby or the identity of Buyer;

(d) changes or prospective changes in GAAP, Applicable SAP or in any Law or adoption of any Law;

(e) political conditions in the United States or any other country or jurisdiction in which any of the Acquired Companies operates;

(f) any adverse effect, condition or change arising out of, resulting from or attributable to any natural disaster, hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions;

(g) any effect, condition or change that is generally applicable to the industries or markets in which any Acquired Company operates, including with respect to any changes in the pricing of agricultural or other commodities;

(h) any failure by any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, provided that any change, event or condition that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (h);

(i) the taking of any action contemplated by this Agreement, including the completion of the transactions contemplated hereby and thereby (including, without limitation, the commutation of the Affiliate Reinsurance Agreements pursuant to Section 5.18(a)), actions taken by Buyer or its Affiliates, or actions taken with Buyer’s prior consent or at Buyer’s request (including, without limitation, any actions taken pursuant to Section 5.2(e) or 5.18(b); or

(j) the departure, or announced departure, of any employee of any Acquired Company or the termination by any managing general agent, producer, broker or agent through which any of the Acquired Companies writes insurance business of its relationship with any Acquired Company, except, in the case of the foregoing clauses (a), (b), (e), (f) and (g), only to the extent such changes do not materially disproportionately impact the Acquired Companies, taken as a whole, relative to other companies operating in the industries in which the Acquired Companies conduct their business.

“Material Contracts” has the meaning set forth in Section 3.17(a)(x).

“Midpoint” has the meaning set forth in Section 2.6(c).

“MPCI” means multi-peril crop insurance, as such insurance line is defined in the annual and quarterly statement instructions published by the National Association of Insurance Commissioners in effect on the date hereof.

“Multiemployer Plan” has the meaning set forth in Section 3.12(b).

“NAI” has the meaning set forth in the Recitals.

“NAIH” has the meaning set forth in the Recitals.

“Newstead” has the meaning set forth in the Recitals.

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Government Entity or other tribunal of competent jurisdiction.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Acquired Companies in accordance with their normal day-to-day customs, practices and procedures as generally conducted from time to time prior to the date of this Agreement.

“Ordinary Taxes” has the meaning set forth in Section 9.2(d).

“Organizational Documents” has the meaning set forth in Section 3.1.

“Pension Plan” has the meaning set forth in Section 3.12(b).

“Permitted Dividend” means a dividend or other distribution on or in respect of the Capital Stock of any Acquired Company provided that before and after such dividend or other distribution is made the sum of the Book Value of NAIH and the Book Value of RAH exceeds $271.3 million.

“Permitted Encumbrances” means: (i) Encumbrances specifically reflected or reserved against on any Applicable Statutory Statement or any Agro National Financial Statement; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course which would not materially impair the operation of any of the businesses of the Acquired Companies; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate Proceedings and reflected on Section 3.10(c) of the Seller Disclosure Schedule; and (iv) with respect to real property, (A) Encumbrances as reflected in title or other public records relating to real property owned or leased by any Acquired Companies, (B) Encumbrances that would be disclosed by an accurate survey, (C) zoning, building, subdivision or other similar requirements or restrictions, (D) Encumbrances that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto assuming that the property is used on substantially the same basis as such property is currently being used by the Acquired Companies, and (E) those Encumbrances set forth in Section 3.11(d) of the Seller Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Pre-2011 Tax Period” means any taxable period ending on or before December 31, 2010 and the portion of any December 31 Straddle Period ending at the end of December 31, 2010.

“Pre-2011 Tax Refund” means any refund of Taxes for a Pre-2011 Tax Period.

“Preferred Stock” has the meaning set forth in Section 5.17.

“Proceeding” means any civil, criminal, judicial or administrative actions, suits, demands, claims, hearings, investigations or proceedings.

“Producer Manager Agreements” has the meaning set forth in Section 3.25.

“Program Producers” has the meaning set forth in Section 3.25.

“Purchase Price” means an amount equal to the Closing Date Book Value; provided, however, that, notwithstanding anything to contrary in this Agreement, the Purchase Price shall be increased dollar for dollar by the amount of any Liability reflected as a liability on the Audited Closing Balance Sheet and taken into account in the calculation of the Closing Date Book Value, but only to the extent such Liability is paid by Seller or its Affiliates (other than any Acquired Company) without reimbursement by any of the Acquired Companies, Buyer and/or any of their Affiliates, including, without limitation, (i) in respect of any liability for Taxes for any Pre-2011 Tax Period or for any other Taxes which Seller is liable under Section 9.2(a) and (ii) in respect of any Liability of Seller pursuant to Section 6.8.

“RAH” has the meaning set forth in the Recitals.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Government Entity or Internet domain name registrar.

“Registered Intellectual Property” has the meaning set forth in Section 3.16(a).

“Reinsurance Agreement” has the meaning set forth in Section 3.20(a).

“RenRe Continuing Agricultural Business Activities” means non-U.S. agricultural business written by RenaissanceRe Holdings, Ltd. and its Affiliates (including Seller but not including the Acquired Companies).

“RenRe Name and RenRe Marks” has the meaning set forth in Section 5.5.

“RenRe Services” means RenRe North America Employee Services Inc.

“Reserves Commutation Amount” has the meaning set forth in Section 5.18(a).

“Restricted Entities” has the meaning set forth in Section 5.11(a).

“Restricted Insurance Business” means (a) the writing of primary insurance as part of the United States federal government’s Multiple Peril Crop Insurance Program, (b) the writing of primary insurance to insure against crop hail in the United States, and (c) the writing of any of the programs set forth on Section 5.11(a) of the Seller Disclosure Schedule.

“Restricted Period” has the meaning set forth in Section 2.6(e).

“Retained Benefit Plans” has the meaning set forth in Section 6.2(a).

“RIU” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in Section 4.10.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Seller Indemnitees” has the meaning set forth in Section 9.1(b)(i).

“Seller Reserves Methodology” has the meaning set forth in Section 2.5(a).

“Seller Tax Benefits” has the meaning set forth in Section 6.8(d).

“September Statutory Statements” shall mean, as to each Insurance Subsidiary, the Statutory Statement as of September 30, 2010 of such Insurance Subsidiary as filed or as will be filed with such Insurance Subsidiary’s Domiciliary Insurance Department.

“Shares” has the meaning set forth in the Recitals.

“Specified Portion” has the meaning set forth in Section 9.2(c).

“SRA Holder” means a participant in the United States federal government’s Multiple Peril Crop Insurance Program and a party to a Standard Reinsurance Agreement that governs substantial elements of the writing of primary insurance under such United States federal government’s Multiple Peril Crop Insurance Program.

“SRUM” has the meaning set forth in the Recitals.

“Standard Reinsurance Agreement” means the Standard Reinsurance Agreement issued by the FCIC on an annual basis with respect to federal reinsurance of MPCI insurance policies, as such agreement is in effect from time to time between the FCIC and Stonington.

“Statutory Statements” means all annual and, to the extent applicable Law requires, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to an Insurance Subsidiary’s Domiciliary Insurance Department.

“Stonington” has the meaning set forth in the Recitals.

“Stonington Lloyds” has the meaning set forth in the Recitals.

“Stub Period” has the meaning set forth in Section 9.2(c).

“Stub Period Refund” has the meaning set forth in Section 5.24(b).

“Subsidiary” means, as to any Person, a Person more than 50% of the outstanding voting equity of which is owned, directly or indirectly, by the initial Person or by one or more other Subsidiaries of the initial Person. For the purposes of this definition, “voting equity” means equity that ordinarily has voting power for the election of directors or Persons performing similar functions (such as a general partner of a partnership or the manager of a limited liability company), whether at all times or only so long as no senior class of equity has such voting power by reason of any contingency.

“Tax” or “Taxes” means any and all federal, state or local or foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature, including without limitation all net income, gross income, profits, gross receipts, excise, value added, real or personal property, sales, premium, ad valorem, withholding, social security, social insurance, retirement, employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duties, fees assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor for a predecessor entity or as a transferee under Section 6901 of the Code or any similar provision of applicable federal, state, local or foreign law, as a result of U.S. Treasury Regulation §1.1502-6 or any similar provision of federal, state, local or foreign applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Benefit” has the meaning set forth in Section 9.3(c).

“Tax Returns” means any report, return declaration, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document and any schedule, attachment or amendment thereto filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax.

“Taxing Authority” means each national, state, provincial or local government or any governmental, administrative or regulatory authority, agency, court, commission, tribunal, body or instrumentality of any government that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Transferred Employees” has the meaning set forth in Section 6.1(a).

“Transferred IP” has the meaning set forth in Section 2.2(b).

“Transfer Taxes” means any and all transfer, documentary, sales, use, registration, stamp, real property transfer, and similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Trial Closing Balance Sheet” has the meaning set forth in Section 2.5(b).

“Trust Agreements” has the meaning set forth in Section 3.3(f).

“WARN Act” has the meaning specified in Section 6.5(c).

SECTION 1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

SECTION 1.3. Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning;

(d) any references herein to “Dollars” and “$” are to United States Dollars;

(e) any references herein to a specific Article, Section, paragraph, Schedule or Exhibit shall refer, respectively, to Articles, Sections, paragraphs, Schedules or Exhibits of this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(g) references herein to any gender includes the other gender; and

(h) references to any party to this Agreement or any other agreement or document will include each party’s predecessors, successors and permitted assigns.

ARTICLE II.

PURCHASE OF THE SHARES

SECTION 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell all of the Shares to Buyer, and Buyer shall purchase all of the Shares from Seller, free and clear of all Encumbrances (other than Encumbrances created under any state insurance company Law or under any state and federal securities Law), in exchange for the Purchase Price.

SECTION 2.2. Transferred IP.

(a) Transfers by the Acquired Companies. Concurrent with or prior to the Closing, each of the Acquired Companies shall transfer, pursuant to transfer agreements reasonably acceptable to Buyer (which transfer agreements shall provide for de minimis consideration only and shall not provide for indemnification in favor of either party thereto), to Seller, or its designee, all right, title and interest (if any) in and to (i) the common law trademarks and service marks “RenRe,” “Glencoe,” “RenRe North America Insurance Holdings, Inc.,” “RenRe North America Inc.,” “RenRe Agency Holdings Inc.” and “RenRe Insurance Underwriters Inc.,” and any marks substantially similar to such marks, any applications to register or registrations issued for such marks, any Internet domain names comprising or including such marks, and any trade names incorporating these marks (the “Excluded Marks”); and (ii) the software, trading systems, modeling systems and the other Intellectual Property set forth on Section 2.2(a) of the Seller Disclosure Schedule (together, with the Excluded Marks, the “Excluded IP”), and Seller shall cause each of such entities to execute all agreements and take all other actions required to accomplish the transfers of the Excluded Marks and the Excluded IP. Subject to the exceptions set forth in Section 5.5, after the Closing, Buyer and its Affiliates shall have no ownership or other rights to the Excluded IP and no right to use (A) the trade names “RenRe,” “Glencoe,” “RenRe North America Insurance Holdings, Inc.,” “RenRe North America Inc.,” “RenRe Agency Holdings Inc.” or “RenRe Insurance Underwriters Inc.” or any company names, marks or Internet domain names based upon these names or confusingly similar thereto or (B) any other Excluded IP. Subject to the exceptions set forth in Section 5.5, after the Closing, Buyer and its Affiliates (including the Acquired Companies) shall have no ownership or other rights to Excluded IP, including all Intellectual Property set forth on Section 2.2(a) of the Seller Disclosure Schedule.

(b) Transfers to the Acquired Companies. Concurrent with or prior to the Closing, and with respect to (i) below after the Closing to the extent Seller was not able to accomplish such assignment or transfer prior to Closing, Seller shall and shall cause its Affiliates: (i) to make reasonable best efforts (without an obligation to pay any third party any amount (including as a consent fee) in connection with obtaining the assignment) to transfer and assign, pursuant to transfer agreements reasonably acceptable to Buyer (which transfer agreements shall provide for de minimis consideration only and shall not provide for indemnification in favor of either party thereto), to an Acquired Company designated by Buyer, all right, title and interest in and to the software, trading systems, modeling systems, any Internet domain name, and the other Intellectual Property set forth on Section 2.2(b) of the Seller Disclosure Schedule (in each case including all software, firmware, source code, object code and data as applicable) (the “Transferred IP”) not already owned by an Acquired Company, and Seller shall make reasonable best efforts (without an obligation to pay any third party any amount (including as a consent fee) in connection with obtaining the assignment) to cause each of such entities (to the extent an Affiliate of Seller) to execute all agreements and take all other actions required to accomplish such transfer; and (ii) to transfer and assign, pursuant to transfer agreements reasonably acceptable to Buyer (which transfer agreements shall provide for de minimis consideration only and shall not provide for indemnification in favor of either party thereto), to an Acquired Company designated by Buyer, all right, title and interest in and to the software, trading systems, modeling systems and the other Intellectual Property set forth on Section 2.2(c) of the Seller Disclosure Schedule (in each case including all software, firmware, source code, object code and data as applicable) (the “Essential Transferred IP”) not already owned by an Acquired Company, and

Seller shall and shall cause each of such entities to execute all agreements and take all other actions required to accomplish such transfer. After the Closing, Seller and its Affiliates shall have no ownership or other rights to the Transferred IP or the Essential Transferred IP and no right to use the Intellectual Property set forth on Sections 2.2(b) or 2.2(c) of the Seller Disclosure Schedule except in the case of Transferred IP to which Seller or its Affiliate has rights subject to a license that is not assignable.

SECTION 2.3. Closing; Closing Date. The Closing will be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 A.M., Eastern time, or remotely via the exchange of documents and signatures electronically or by facsimile, on the second Business Day following the fulfillment or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) unless another time, date or place is agreed to in writing by Buyer and Seller. The date on which the Closing is held is referred to herein as the “Closing Date”.

SECTION 2.4. Closing Deliveries. At the Closing:

(a) Buyer shall deliver to Seller:

(i) the Purchase Price by wire transfer of immediately available funds to accounts specified by Seller in writing no later than two (2) Business Days prior to the Closing Date;

(ii) the certificate contemplated by Section 7.3(c);

(iii) certified copies of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby; and

(iv) all such additional instruments, documents and certificates provided for by this Agreement.

(b) Seller shall deliver to Buyer:

(i) the Shares, duly endorsed in blank or with stock powers or other proper instruments of assignment duly endorsed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

(ii) the certificate contemplated by Section 7.2(d);

(iii) certified copies of resolutions duly adopted by the Board of Directors and sole shareholder of Seller authorizing the execution and performance of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby;

(iv) the resignations described in Section 5.4;

(v) a statement pursuant to Treasury Regulation §1.1445-2(c)(3) certifying that the Shares are not U.S. real property interests, as defined by the Code, dated no more than thirty (30) days before the Closing Date and a copy of the notice of such certification provided by each of NAIH and RAH to the IRS in accordance with the provisions of Treasury Regulations §1.897-2(h)(2) and a certified mail receipt indicating the mailing of such notice;

(vi) the Books and Records of the Acquired Companies to the extent that such Books and Records are not already in the possession of the Acquired Companies;

(vii) a certificate of compliance or good standing for the Acquired Companies from the applicable Government Entity of its state of domicile (or as to Lantana, from Bermuda), dated as of a date not more than ten (10) Business Days prior to the Closing Date, together with a copy, dated as of a date not more than twenty (20) Business Days prior to the Closing Date, of the respective Organizational Document of the Acquired Companies certified by the applicable Government Entity of its state of domicile (or as to Lantana, from Bermuda);

(viii) evidence that the Preferred Stock has been redeemed or canceled; and

(ix) all such additional instruments, documents and certificates provided for by this Agreement.

(c) Each Affiliate of Seller (other than the Acquired Companies) that is a party to an employment agreement listed on Section 2.4(c) of the Seller Disclosure Schedule shall assign all of its rights to an Acquired Company or an Affiliate of Buyer as designated by Buyer in its sole discretion, such that the only parties to such agreements will be the applicable Employee and the applicable Acquired Company or Affiliate of Buyer. Each Affiliate of Seller (other than the Acquired Companies) that is a party to each employment agreement assigned pursuant to this Section 2.4(c) shall be released from all of its obligations arising thereunder on or after the Closing Date.

SECTION 2.5. Determination of Closing Date Book Value.

(a) As promptly as practicable, but in any event no later than five (5) Business Days prior to the Closing Date, Seller shall arrange for its current auditors to deliver to Buyer a combined audited balance sheet for the Acquired Companies dated as of December 31, 2010 (the “Audited Closing Balance Sheet”) that fairly presents the combined financial position of the Acquired Companies as of December 31, 2010 in accordance with GAAP applied on a basis consistent with the accounting principles, practices and methodologies used in the preparation of GAAP financial statements with such deviations from GAAP as are referred to in the notes thereto, if any, and except for normal, recurring adjustments. The Audited Closing Balance Sheet will reflect the consolidated balance sheet of NAIH, the consolidated balance sheet of RAH, an eliminations column representing the elimination of all intercompany balances between NAIH and RAH, and a combined balance sheet column which represents the combination of NAIH and RAH after eliminating all intercompany balances between the two consolidated companies. In addition, the Audited Closing Balance Sheet shall set forth the net reserves of the Acquired Companies as of December 31, 2010 with regard to loss events occurring on or prior to December 31, 2010 (such amount, the “2010 Reserves Amount”), which net reserves shall be established, adjusted and calculated in accordance with (i) the requirements established by each Insurance Subsidiary’s Domiciliary Insurance Department, and (ii) sound actuarial principles and consistent with the past practice of the Acquired Companies prior to the Closing Date, which actuarial principles used are described on Section 2.5(a)(i) of the Seller Disclosure Schedule (the “Seller Reserves Methodology”). Without limiting the foregoing, the Audited Closing Balance Sheet shall be consistent, in all material respects, with the example Audited Closing Balance Sheet set forth in Section 2.5(a)(ii) of the Seller Disclosure Schedule. The form of the opinion is expected to take the form as set forth in Section 2.5(a)(iii) of the Seller Disclosure Schedule. Concurrently therewith Seller shall deliver a certificate setting forth the Closing Date Book Value as reflected in the Audited Closing Balance Sheet. Subject to Section 2.5(b), the Closing Date Book Value as calculated pursuant to the Audited Closing Balance Sheet and as represented in such certificate shall be final and binding on the parties hereto.

(b) Seller shall keep Buyer reasonably informed of the preparation and status of the Audited Closing Balance Sheet, the 2010 Reserves Amount and reserves in respect of Commuted Reinsurance Agreements. Within five (5) Business Days after the date hereof, Buyer and Seller shall identify the individuals that will constitute a working group for the purpose of preparing and reviewing the Audited Closing Balance Sheet and at a minimum, Seller shall invite members of such working group to participate in weekly conference calls, which calls shall include Seller’s auditors, commencing the first week of January 2011 until the delivery of the Audited Closing Balance Sheet at times reasonably acceptable to both Buyer and Seller; provided, that each of Buyer and Seller shall have the right, upon electronic or written notice to the other members of the working group, to reschedule any such conference call for any reasonable reason, which call shall be rescheduled at the earliest reasonably practicable time mutually acceptable to Buyer and Seller. As soon as practicable following December 31, 2010 (but in any event not less than ten (10) calendar days prior to the issuance of the opinion by Seller’s current auditors in respect of the Audited Closing Balance Sheet), Seller shall deliver to Buyer a pre-audit trial version of the Audited Closing Balance Sheet (the “Trial Closing Balance Sheet”). In connection with Buyer’s review of the Trial Closing Balance Sheet, Seller and its Affiliates shall provide Buyer and its representatives with reasonable access during normal business hours upon reasonable advance notice to such of the employees and auditors of the Acquired Companies and the Books and Records of the Acquired Companies as is reasonably requested by Buyer. To the extent that Buyer disputes any amounts reflected on the Trial Closing Balance Sheet, Seller and Buyer shall attempt to reconcile their differences as promptly as practicable by negotiations between the chief executive officers of their ultimate parent companies or such officer’s nominees in consultation with Seller’s current auditors. If Seller and Buyer are unable to reach a resolution on a disputed item within five (5) Business Days after the receipt by Buyer of the Trial Closing Balance Sheet, Seller’s auditors shall conclusively determine and report to Seller and Buyer on such remaining disputed items and such determination shall be final, binding and conclusive on Buyer and Seller. Both Buyer and Seller shall cooperate with and timely respond to any requests for information from the other party and Seller’s current auditors in connection with any dispute pursuant to this Section 2.5 and shall be ultimately reflected in the Audited Closing Balance Sheet.

SECTION 2.6. Net Reserves Adjustment.

(a) No later than February 1, 2012, Buyer shall deliver to Seller a certificate (the “2011 Reserves Certificate”) signed on behalf of Buyer by an executive officer thereof setting forth (i) a written calculation with supporting schedules reflecting the net reserves of the Acquired Companies as of December 31, 2011 with regard to loss events occurring on or prior to December 31, 2010 (such amount, the “2010 Reserves Carryforward”), which net reserves shall be established, adjusted and calculated in accordance with the Seller Reserves Methodology, (ii) a written calculation with supporting schedules reflecting the reduction in the net reserves of the Acquired Companies during 2011 with regard to claims paid for loss events occurring on or prior to December 31, 2010 (such amount, the “2011 Reserves Pay Out”), which claims shall have been settled and paid in accordance with Section 2.6(e) below, and (iii) a certification that the 2010 Reserves Carryforward was established, adjusted and calculated using the Seller Reserves Methodology and that such claims were settled and paid in accordance with the requirements of Section 2.6(e) below. The “2011 Total Amount” shall equal the 2010 Reserves Carryforward plus the 2011 Reserves Pay Out. If the 2011 Total Amount is less than the 2010 Reserves Amount, then Buyer shall promptly, and in no event later than five (5) Business Days following delivery of the 2011 Reserves Certificate, pay to Seller an amount in cash in Dollars equal to the excess by wire transfer of immediately available funds to the account or accounts as Seller may specify in writing to Buyer prior to the date of payment; provided, however, in no event will an amount greater than $10,000,000 be payable by Buyer to Seller pursuant to this Section 2.6. If the 2011 Total Amount is greater than the 2010 Reserves Amount and Seller does not dispute the 2010 Reserves Carryforward, the 2011 Reserves Pay Out or the 2011 Total Amount in accordance with Section 2.6(b) below, then Seller shall promptly, and in no event later than five (5) Business Days following expiration of the Dispute Period, pay to Buyer an amount in cash in Dollars equal to the excess by wire transfer of immediately available funds to the account or accounts as Buyer may specify in writing to Seller prior to the date of payment; provided, however, in no event will an amount greater than $10,000,000 be payable by Seller to Buyer pursuant to this Section 2.6.

(b) Seller may dispute the 2010 Reserves Carryforward, the 2011 Reserves Pay Out and/or the 2011 Total Amount, provided that Seller shall notify Buyer in writing of the dispute within sixty (60) days after Seller receives the 2011 Reserves Certificate (the “Dispute Period”). In the event of a dispute, Seller and Buyer shall attempt to reconcile their differences by negotiations between the chief executive officers of their ultimate parents or such officers’ nominees. Buyer shall provide Seller and its Affiliates and their representatives with reasonable access during normal business hours upon reasonable advance notice to such of the employees and auditors of the Acquired Companies and the Books and Records of the Acquired Companies as is reasonably requested by Seller. If Seller and Buyer are unable to reach a resolution within thirty (30) days after receipt by Buyer of Seller’s written notice of dispute, Seller and Buyer shall retain KPMG or, if KPMG is unavailable, an independent actuarial firm of national reputation in the United States mutually acceptable to Seller and Buyer (the “Independent Actuarial Firm”) to determine the Aggregate Loss Estimations (as defined below) and whether the 2011 Reserves Pay Out was solely comprised of claims settled and paid in accordance with Section 2.6(e) below.

(c) Promptly after retaining the Independent Actuarial Firm, Seller and Buyer shall submit to the Independent Actuarial Firm the relevant Books and Records of the Acquired Companies and such other information necessary for the Independent Actuarial Firm to conduct an actuarial analysis in respect of the estimated potential aggregate losses of the Acquired Companies in respect of loss events occurring on or prior to December 31, 2010, determined as of December 31, 2011 and calculated in accordance with the Seller Reserves Methodology, and an analysis of whether the 2011 Reserves Pay Out was solely comprised of claims settled and paid in accordance with Section 2.6(e) below. The Independent Actuarial Firm shall, within ninety (90) calendar days after such submission, determine and deliver a report (the “Actuarial Report”) to Seller and Buyer setting forth the results of its analysis, which report shall include (i) a statement setting forth (A) a dollar amount (the “Low End Estimation”) which the Independent Actuarial Firm believes to be the lowest point of a reasonable range of best estimates of potential aggregate losses of the Acquired Companies in respect of loss events occurring on or prior to December 31, 2010 and (B) a dollar amount (the “High End Estimation” and, together with the Low End Estimation, the “Aggregate Loss Estimations”) which the Independent Actuarial Firm believes to be the highest point of a reasonable range of best estimates of potential aggregate losses of the Acquired Companies in respect of loss events occurring on or prior to December 31, 2010, in each case determined as of December 31, 2011, (ii) an analysis of whether the 2011 Reserves Pay Out was solely comprised of claims settled and paid in accordance with Section 2.6(e) below and (iii) if the Independent Actuarial Firm determines that the 2011 Reserves Pay Out was not solely comprised of claims settled and paid in accordance with Section 2.6(e) below, any changes to the amount of the 2011 Reserves Pay Out if such claims were settled and paid in accordance with the requirements of Section 2.6(e) (as the 2011 Reserves Pay Out Amount is so adjusted, the “Adjusted 2011 Reserves Pay Out”). The average of the Low End Estimation and the High End Estimation is hereinafter referred to as the “Midpoint.” Buyer and Seller agree that the scope of the retention of such Independent Actuarial Firm shall be limited to the determination of the Aggregate Loss Estimations and an analysis as to whether the claims settled and paid with the 2011 Reserves Pay Out were settled and paid in accordance with the requirements of Section 2.6(e) below. All fees and expenses of the Independent Actuarial Firm shall be paid equally by Buyer and Seller. Both Buyer and Seller shall cooperate with, and timely respond to, any requests for information from the Independent Actuarial Firm in connection with the preparation of the Actuarial Report pursuant to this Section 2.6(c). The determination of the Aggregate Loss Estimations and the Adjusted 2011 Reserves Pay Out by the Independent Actuarial Firm shall be conclusive and binding on Buyer and Seller.

(d) The “Adjusted 2010 Reserves Amount” shall equal the 2010 Reserves Amount minus the Adjusted 2011 Reserves Pay Out. If the Adjusted 2010 Reserves Amount is equal to the Midpoint, no payment shall be due by either Buyer or Seller in respect of the net reserves of the Acquired Companies. If the Adjusted 2010 Reserves Amount is greater than the Midpoint, then Buyer shall promptly, and in no event later than five (5) Business Days following receipt by the parties of the Actuarial Report pursuant to Section 2.6(c) above, pay to Seller an amount in cash in Dollars equal to the difference between the Midpoint and the Adjusted 2010 Reserves Amount by wire transfer of immediately available funds to the account or accounts as Seller may specify in writing to Buyer prior to the date of payment; provided, however, in no event will an amount greater than $10,000,000 be payable by Buyer to Seller pursuant to this Section 2.6. If the Adjusted 2010 Reserves Amount is less than the

Midpoint, then Seller shall promptly, and in no event later than five (5) Business Days following receipt by the parties of the Actuarial Report pursuant to Section 2.6(c) above, pay to Buyer an amount in cash in Dollars equal to the difference between the Adjusted 2010 Reserves Amount and the Midpoint by wire transfer of immediately available funds to the account or accounts as Buyer may specify in writing to Seller prior to the date of payment; provided, however, in no event will an amount greater than $10,000,000 be payable by Seller to Buyer pursuant to this Section 2.6.

(e) During the period from the Closing up to and including December 31, 2011 (the “Restricted Period”), Buyer shall cause the Acquired Companies to operate, with respect to their respective establishing and adjusting of reserves in accordance with the Seller Reserves Methodology and settlement and payment of claims, consistent with past practice of the Acquired Companies prior to the Closing and with prudent and customary prevailing industry standards. Buyer shall cause the Acquired Companies to not change in any material respect any accounting method, practice or policy used by them unless required by a concurrent change in GAAP or Applicable SAP. During the Restricted Period, except as otherwise prohibited by Law or Contract or as would potentially result in the loss of the attorney-client privilege or trade secrets, upon reasonable advance notice, Buyer shall afford Seller and its Affiliates and their representatives (including claims adjusters) reasonable access, during regular business hours, to employees of the Acquired Companies and to the books and records of the Acquired Companies, in respect to the practices employed with respect to the establishing and adjusting of reserves and the settlement and payment of claims; provided, however that Buyer shall use its commercially reasonable efforts to seek a waiver of any provision of any Contract limiting access to any or all such information.

(f) For the avoidance of doubt, the purpose of the adjustment in this Section 2.6 is to provide for (i) Buyer to be reimbursed for adverse reserve development of the Acquired Companies from December 31, 2010 to December 31, 2011 and (ii) Seller to be compensated for any positive reserve development of the Acquired Companies from December 31, 2010 to December 31, 2011 in each case with respect to loss events occurring on or prior to December 31, 2010 and, in each case, subject to a cap of $10,000,000. For the avoidance of doubt, the reserve calculations in this Section 2.6 shall be applied after the commutation of the Commuted Reinsurance Agreements pursuant to Section 5.18 and/or any commutation as of December 31, 2010 of any other Reinsurance Agreement pursuant to Section 5.2(e).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the attached disclosure schedule of Seller (the “Seller Disclosure Schedule”) (it being understood by the parties that the disclosure of any matter in any section of the Seller Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement, including, without limitation, to qualify, limit or supplement other representations and warranties contained in this Article III, so long as the relevance of such matter is for such other purposes reasonably apparent from the face of the Seller Disclosure Schedule), Seller hereby represents and warrants to Buyer as follows:

SECTION 3.1. Organization, Good Standing and Qualification. Each of Seller and the Acquired Companies is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as conducted as of the date hereof. Each of Seller and the Acquired Companies is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for the failure to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the certificate of incorporation, certificate of formation, bylaws or limited liability company operating agreement (or similar organizational documents) of each of the Acquired Companies (the “Organizational Documents”) as in effect on the date hereof have been provided to Buyer.

SECTION 3.2. Capital Structure.

(a) The authorized Capital Stock of NAIH consists of 1,000 shares of common stock of which 100 shares are issued and outstanding. The authorized Capital Stock of RAH consists of 1,000 shares of common stock of which 100 shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Section 3.2(a) of the Seller Disclosure Schedule sets forth the amount of authorized, issued and outstanding Capital Stock for each of the other Acquired Companies.

(b) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating NAIH or RAH to issue or sell any of the Shares of, or any other interest in, NAIH or RAH. There are no outstanding contractual obligations of NAIH or RAH to repurchase, redeem or otherwise acquire any of the Shares.

(c) There are no outstanding contractual obligations of NAIH or RAH to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

SECTION 3.3. Subsidiaries.

(a) Each of the Acquired Companies and its respective jurisdiction of organization is identified in Section 3.3(a) of the Seller Disclosure Schedule.

(b) All of the outstanding shares of Capital Stock of the Acquired Companies have been duly authorized, validly issued, and are fully-paid and non-assessable and are owned by Seller or one of the Acquired Companies, as the case may be, free and clear of any Encumbrances other than those Encumbrances (i) created by this Agreement, and (ii) created under any state insurance holding company Law or under any state and federal securities Law.

(c) Other than as contemplated by this Agreement, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares of Capital Stock of the Acquired Companies or obligating NAIH or RAH to issue or sell any shares of Capital Stock of the Acquired Companies, or any other interest in, any of the Acquired Companies. There are no outstanding contractual obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any shares of Capital Stock.

(d) There are no outstanding contractual obligations of any of the Acquired Companies to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(e) Stonington is duly licensed or authorized as an attorney in fact in the state of Texas and in each other jurisdiction where it is required to be so licensed or authorized to act as such for Stonington Lloyds.

(f) NAIH is the grantor and Stonington is the beneficiary, as Stonington Lloyds’ attorney in fact, of the trust agreements listed on Section 3.3(f) of the Seller Disclosure Schedule (the “Trust Agreements”), which Trust Agreements were established in connection with Stonington Lloyds. The Trust Agreements are established with and for underwriters for Stonington Lloyds and are in full force and effect and binding upon each such underwriter, NAIH and Stonington Lloyds, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding thereof may be brought. The Trust Agreements grant NAIH the power and authority to remove any underwriter at any time upon written notice and to name substitute underwriters in the event one or more of Stonington Lloyds’ underwriters is removed, resigns or is no longer able to serve as such, subject only to the approval of such substitute underwriter(s) by the Texas Department of Insurance.

(g) Subject in each case to the applicable Trust Agreement, each individual listed on Section 3.3(g) of the Seller Disclosure Schedule is the lawful record underwriter of the free surplus and guaranty fund of Stonington Lloyds set forth opposite his or her name.

SECTION 3.4. Authorizations.

(a) Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder and to perform its obligations hereunder.

(b) The Board of Directors of Seller has approved the transactions contemplated hereunder and declared advisable this Agreement, and has recommended that Seller’s sole shareholder adopt this Agreement.

(c) The sole shareholder of Seller has approved the transactions contemplated hereunder and declared advisable this Agreement.

SECTION 3.5. Consents and Approvals. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 4.3, no notices to, filings with, or authorizations, consents or approvals (“Consents”) of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the consummation by

Seller of the transactions contemplated hereby, except for those the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.6. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (a) violate any provision of the organizational documents of Seller or the Organizational Documents of any of the Acquired Companies, (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 3.5 of the Seller Disclosure Schedule or required to be made or obtained by Buyer, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller or any of the Acquired Companies under, or result in a loss of any benefit to which any of the Acquired Companies is entitled under, any Contract, or result in the creation of any Encumbrance upon any of the Capital Stock or assets of the Acquired Companies, and (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 3.5 of the Seller Disclosure Schedule or required to be made or obtained by Buyer, violate or result in a breach of or constitute a default under any Law to which Seller or any of the Acquired Companies is subject, except in the case of clauses (b) and (c) for such conflict, breach, default, termination, cancellation, modification, acceleration, loss or Encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.7. Binding Effect. This Agreement when executed and delivered by Buyer constitutes valid and legally binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

SECTION 3.8. Financial Statements.

(a) Seller has heretofore delivered to Buyer true and complete copies of the following Statutory Statements: (1) the annual statement, as applicable, of each Insurance Subsidiary as at December 31, 2009, as filed with each Insurance Subsidiary’s Domiciliary Insurance Department including the statutory basis financial statements of the Insurance Subsidiaries as audited by an independent certified public accountant as at December 31, 2009; and (2) the quarterly statements, as applicable, of each of the Insurance Subsidiaries for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010 as filed or as will be filed with such Insurance Subsidiary’s Domiciliary Insurance Department (such Statutory Statements, together with those described in Section 3.8(a)(1) above, the “Applicable Statutory Statements”).

(b) The Applicable Statutory Statements of each Insurance Subsidiary present fairly, in all material respects, the statutory financial condition and results of operations of such Insurance Subsidiary and were prepared, in all material respects, in conformity with Applicable SAP applied on a consistent basis during the periods presented and with prior periods, except as expressly set forth within the subject Applicable Statutory Statements.

(c) Each Insurance Subsidiary has filed or submitted all Statutory Statements required to be filed with or submitted to its respective Domiciliary Insurance Department. No material deficiency has been asserted in writing with respect to such Statutory Statements by any Applicable Insurance Department which has not been cured, waived or otherwise resolved to the material satisfaction of such Applicable Insurance Department.

(d) Since December 31, 2009 Seller has not received any written notification from its independent certified accountants of a (x) “significant deficiency” or (y) “material weakness” in internal controls. The terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Statement on Auditing Standards 112 as in effect on the date hereof.

(e) The reserves of each Insurance Subsidiary contained in its most recent Applicable Statutory Statement filed with its Domiciliary Insurance Department (i) satisfied in all material respects the requirements for reserves established by each Insurance Subsidiary’s Domiciliary Insurance Department except as otherwise noted in such Annual Statutory Statement and (ii) were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied, except as otherwise noted in such Applicable Statutory Statement.

(f) Seller has heretofore delivered to Buyer true and complete copies of the following financial statements (such financial statements, the “Agro National Financial Statements”):

(i) the audited balance sheet of Agro National as of December 31, 2009 and December 31, 2008, and the related audited consolidated statements of income and cash flows for the fiscal year then ended;

(ii) the unaudited balance sheet of Agro National as of September 30, 2010 (the “Agro National Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the nine (9) month period then ended.

(g) The Agro National Financial Statements (including the related notes and schedules, where applicable) have been prepared in accordance with GAAP consistently applied and the Agro National Financial Statements, present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of Agro National as of the dates thereof or the periods then ended (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end adjustments).

SECTION 3.9. Litigation and Claims. Other than Proceedings in respect of disputes under or arising in connection with Insurance Contracts issued or assumed by the Insurance Subsidiaries in the Ordinary Course of Business (“Claims”), there is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of the Acquired Companies or any of their respective assets, that would (i) reasonably be expected to result in the imposition of any Liability which would reasonably be expected to have a Material Adverse Effect or (ii) question the validity of this Agreement or impair the ability of Seller or any of the Acquired Companies to perform their obligations hereunder or prevent the consummation of the transactions contemplated hereby. There are no outstanding material Orders, judgments, warrants, decrees or injunctions against any of the Acquired Companies issued by any Government Entity or any arbitrator. There is no Claim with an asserted value that would reasonably be expected to give rise to a Material Adverse Effect.

SECTION 3.10. Taxes.

(a) All material Tax Returns required to be filed on or before the date hereof by or with respect to the Acquired Companies have been duly filed within the time and manner prescribed by law, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes owed by or with respect to the Acquired Companies, whether or not shown on any Tax Return, have been timely paid. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any material Tax Return. Each of the Acquired Companies files Tax Returns in all jurisdictions where they are required to so file, and no written claim has ever been made by any Taxing Authority in any other jurisdiction that Seller or any of the Acquired Companies is or may be subject to taxation by that jurisdiction.

(c) There are no liens or other Encumbrances for Taxes upon any of the Capital Stock or any asset or properties of any of the Acquired Companies, other than for Taxes that are not yet due and payable or Taxes being contested in good faith by appropriate Proceedings and reflected on Section 3.10(c) of the Seller Disclosure Schedule.

(d) There are no pending audits, examinations, investigations or other Proceedings in respect of any of the Acquired Companies or the Tax Returns of any of the Acquired Companies, and, none of the Acquired Companies has received any written communication from any Tax Authority which has caused or should reasonably have caused it to believe that an audit, examination, investigation or proceeding is forthcoming. No deficiency for any Taxes has been proposed in writing against any of the Acquired Companies, which deficiency has not been paid in full, and none of the Acquired Companies knows of any basis upon which any such Tax deficiency could reasonably be expected to be asserted.

(e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Acquired Companies for any taxable period, and no power of attorney granted by or with respect to any of the Acquired Companies relating to Taxes is currently in force.

(f) None of the Acquired Companies has ever been (i) a member of an affiliated, combined, consolidated or unitary Tax group other than the group for which Seller is the common parent, or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. None of the Acquired Companies has any liability for the Taxes of any other person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been, requested, entered into or issued by any Taxing Authority, with respect to any of the Acquired Companies.

(h) None of the Acquired Companies has been or is currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment, collection, or withholding of Taxes, or the remittance thereof, and all withholding and payroll Tax requirements required to be complied with by the Acquired Companies up to and including the date hereof have been satisfied.

(i) Section 3.10(i) of the Seller Disclosure Schedule lists all federal, state and local, and all foreign income Tax Returns filed with respect to or on behalf of each of the Acquired Companies for taxable periods ended on or after December 31, 2004 and indicates those Tax Returns that have been audited or subject to similar examination by a taxing authority and those Tax Returns that currently are the subject of audit or such examination. Seller has made available to Buyer true, correct and complete copies of all Tax Returns filed by or on behalf of, and all examination reports and statements of deficiencies issued to, assessed against or agreed to by, or on behalf of, the Acquired Companies for each of its last three taxable years.

(j) None of the Acquired Companies has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign law). None of the Acquired Companies is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(k) None of the Acquired Companies has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361. There is no limitation on the utilization by any of the Acquired Companies of its net operating losses, built-in losses, tax credits or other similar items under Sections 382, 383 or 384 of the Code (or any corresponding or similar provisions of applicable state, local, or foreign law) or the separate return limitation year rules under the consolidated return provisions of the Regulations (or any corresponding or similar provisions of applicable state, local, or foreign law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(l) None of the Acquired Companies (other than Lantana) has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. None of the Acquired Companies owns, directly or indirectly, shares in an entity that is treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or is a 10% shareholder within the meaning of Section 951(b) of the Code in a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(m) Lantana has filed an election to be treated as a domestic corporation in accordance with Section 953(d) of the Code, effective as of January 1, 2003, and such election has been approved by the IRS. All of the Acquired Companies other than Lantana are domestic corporations.

(n) None of the Acquired Companies are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of the Acquired Companies owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(o) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date. No indebtedness of any of the Acquired Companies constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code (ignoring for this purpose Section 279(b)(4)).

(p) None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code).

SECTION 3.11. Real Property.

(a) Since January 1, 2003, none of the Acquired Companies has owned any real property.

(b) Section 3.11(b) of the Seller Disclosure Schedule sets forth a correct and complete list of: (i) the street address of each parcel of Leased Real Property, and (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.

(c) Section 3.11(c) of the Seller Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all Leases currently in force and Seller has delivered to Buyer true and complete copies of each such Lease (as amended or supplemented). Each Lease is in full force and effect and has not been modified or amended.

(d) The tenant in each such Lease holds a valid and enforceable leasehold interest in the leasehold estate granted under such Lease, free and clear of any Encumbrances, other than obligations under such Lease and any Permitted Encumbrances.

(e) Since January 1, 2010, none of Seller or any of the Acquired Companies has given or received any written notification (i) of the existence of a default under any of the Leases which remains uncured or (ii) that disputes the computation of rents or charges payable pursuant to the Leases. Since January 1, 2010, no written waiver of the applicable landlord’s material obligations under any Lease has been furnished by the Acquired Companies.

(f) The Acquired Companies have not entered into any written agreement granting any other Person a subleasehold interest in, or the right to occupy or possess, any portion of the Leased Real Properties. None of the Acquired Companies’ interest in any of the Leased Real Properties has been pledged, assigned, hypothecated, mortgaged, or otherwise subject to any Encumbrance (other than any Permitted Encumbrances). Since January 1, 2010, none of the Acquired Companies has received written notice from any Person asserting a right to occupy or possess any portion of the Leased Real Properties.

(g) All material construction allowances due to be paid to the Acquired Companies under the Leases or any other material sums due to be paid by the Acquired Companies to outside contractors or other third parties for material work performed at any of the Leased Real Properties has been paid in full.

(h) None of the Acquired Companies has vacated or abandoned any of the Leased Real Properties or given written notice of its intent to do the same. Since January 1, 2010, none of the Acquired Companies has given written notice to any landlord indicating that it will or will not exercise any extension or renewal option or any right or option to purchase any of the Leased Real Properties or any portion thereof. Since January 1, 2010, none of the Acquired Companies has received written notice from any Governmental Entity indicating that there are condemnation Proceedings or eminent domain Proceedings pending or, to the Knowledge of Seller, threatened against any of the Owned or Leased Real Property.

(i) The Acquired Companies own and have good and valid title to all material tangible personal property reflected in the Applicable Financial Statements, except such material tangible personal property sold or otherwise disposed of since the last period covered by the Applicable Financial Statements in the Ordinary Course of Business and consistent with past practices, in each case free and clear of all Encumbrances except for Permitted Encumbrances.

SECTION 3.12. Employee Benefits and Related Matters.

(a) No Acquired Company sponsors, participates in, or is an adopting employer of any benefit and compensation plans, Contracts, policies or arrangements covering Employees, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any deferred compensation, stock option, stock purchase, stock appreciation rights, stock-

based, incentive, bonus and severance plans and all employment, severance and change in control agreements, and all amendments thereto (the “Benefit Plans”). All Benefit Plans, including all related summary plan descriptions, the most recent filed Form 5500 and any trust instruments, have been provided to Buyer prior to the date of this Agreement.

(b) Each Benefit Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), is in substantial compliance with its terms and with ERISA, the Code and other applicable Laws. Each Benefit Plan which is subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2004 and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Acquired Companies has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject any of the Acquired Companies to a Tax or penalty imposed by Section 4975 or 4976 of the Code or Sections 409 or 502(i) of ERISA.

(c) None of the Acquired Companies, or any entity which is considered one employer with any of the Acquired Companies under Section 4001 of ERISA or Section 414 of the Code (i) maintains or contributes to or has within the past six years (6) maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA, or (ii) maintains or has an obligation to contribute to or has within the past six (6) years maintained or had an obligation to contribute to a Multiemployer Plan.

(d) Except as otherwise contemplated by Section 6.8 hereof, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent event) (i) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans. Each Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code that is subject to Section 409A of the Code has been written and operated in compliance in all material respects with Section 409A of the Code, including good faith compliance in all material respects prior to December 31, 2008.

SECTION 3.13. Labor and Employment Matters.

(a) Each of the Acquired Companies is in compliance in all material respects with all federal, state and local Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, wage payment Laws in connection with their Employees and independent contractors, and have not and are not engaged in any unfair labor practice with respect to any Employee or any independent contractor. No written notice has been received by any of the Acquired Companies or its Affiliates from any Government Entity responsible for the enforcement of labor or employment Laws notifying Seller or any of the Acquired Companies to the contrary, nor is there any pending or, to the Knowledge of Seller, threatened Proceeding against Seller or any of the Acquired Companies by any Person alleging a violation of any federal, state, local or other Law respecting any of the matters referred to in the preceding sentence.

(b) None of the Acquired Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement or understanding with any union or labor organization representing any Employee or independent contractor of the Acquired Companies. None of the Acquired Companies is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it bargain with any labor union or labor organization nor is there pending, or to Seller’s Knowledge, threatened any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any of the Acquired Companies. None of the Acquired Companies has any Liabilities under the Worker Adjustment and Retraining Act of 1988 as a result of any action taken by Seller or the Acquired Companies that would reasonably be expected to result in any material liability to any of the Acquired Companies.

SECTION 3.14. Compliance with Laws; Governmental Authorizations.

(a) The Acquired Companies hold and maintain in full force and effect all Governmental Authorizations (including, the insurance licenses from insurance regulatory authorities set forth on Section 3.14(a) of the Seller Disclosure Schedule) necessary for the ownership and conduct of the respective businesses of the Acquired Companies in each of the jurisdictions in which the Acquired Companies conduct or operate their respective businesses substantially in the manner conducted as of the date of this Agreement, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect. None of the Acquired Companies conducts any business or underwrites insurance or reinsurance in any non-U.S. jurisdiction that requires any license or approval for such business to be conducted, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

(b) (i) Each of the Acquired Companies, is, and at all times since January 1, 2009, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization referred to in Section 3.14(a), (ii) to Seller’s Knowledge, with respect to the Governmental Authorizations of the Acquired Companies, neither the Acquired Companies nor its Affiliates, has received at any time since January 1, 2009, any written notice (except for notices that are subject to cure) from any Government Entity regarding (A) any actual or alleged violation of, or failure to comply with, any material term or material requirement of such material Governmental Authorization or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to such material Governmental Authorization, and (iii) all material filings required to have been made with respect to each such material Governmental Authorization have been duly made on a timely basis with the appropriate Government Entity.

(c) (i) Each of the Acquired Companies is, and at all times since January 1, 2009 has been, in compliance with all applicable Laws, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, (ii) to Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or the lapse of time or both) constitute or result in a material violation by any of the Acquired Companies, or a material failure on the part of any of the Acquired Companies to comply with, all applicable Laws and (iii) to Seller’s Knowledge, neither the Acquired Companies nor its Affiliates has received, at any time since January 1, 2009, any written notice or other written communication from any Government Entity or any other Person regarding any actual or alleged violation of, or failure on the part of the Acquired Companies to comply with, all applicable Laws.

SECTION 3.15. Environmental Matters.

(a) Each of the Acquired Companies is in current compliance in all material respects with all applicable Environmental Laws and, to Seller’s Knowledge, there are no conditions at any Leased Real Property or at any real property formerly owned or leased by Seller or any of the Acquired Companies, that would be expected to give rise to any material Liability under any Environmental Law. For purposes of this section, a “material’ liability or non-compliance is one that would be required to be disclosed by a public company under SEC Regulation S-K;

(b) The Acquired Companies possess all material permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as conducted as of the date hereof;

(c) Neither the Acquired Companies nor its Affiliates have received any written claim, notice of violation or citation concerning any material violation or alleged violation of any applicable Environmental Law by the Acquired Companies since January 1, 2009;

(d) There are no writs, injunctions, decrees, Orders or judgments outstanding, notices of violation, audits or inspections indicating present or continuing material non-compliance or any Proceedings pending or, to the Knowledge of Seller threatened, concerning compliance by the Acquired Companies with any Environmental Law; and

(e) Seller has provided or made available to Buyer any and all material environmental site assessments, reports, data or documents concerning the Leased Real Property or any real property formerly owned or leased by Seller or any of the Acquired Companies that are in the control or possession of Seller or any of the Acquired Companies.

SECTION 3.16. Intellectual Property.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all registered Intellectual Property owned by the Acquired Companies, indicating for each item the registration or application number and the applicable filing jurisdiction (together with the domain name <agronational.com>, the “Registered Intellectual Property”). To the Knowledge of Seller, all such Registered Intellectual Property is valid and subsisting. No action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand of which Seller or any Acquired Company has received notice is pending before a

Government Entity or, to the Knowledge of Seller, is overtly threatened in writing that challenges the legality, validity, enforceability, registrations, use, or ownership of such Registered Intellectual Property.

(b) Section 3.16(b) of the Seller Disclosure Schedule sets forth a correct and complete list of all Intellectual Property (other than commercially available software non-exclusively licensed to the Acquired Companies and for which the Acquired Companies pay less than $100,000 per year in license, maintenance or other fees, and commercially available vendor models and modeling data feeds) licensed by any of the Acquired Companies from a third party (the “Licensed IP”) and the corresponding agreement pursuant to which the Acquired Companies are licensed to use such Licensed IP (the “Licensed IP Agreements”). To Seller’s Knowledge, all of the Licensed IP Agreements are in full force and effect. With respect to each of the Licensed IP Agreements, to Seller’s Knowledge, none of the Acquired Companies, Seller or any other Person, is in material breach or material default under such Licensed IP Agreement and no event has occurred or condition exists that, with the giving of notice or the lapse of time or both, would constitute a material breach or material default on the part of the Acquired Companies or Seller under any Licensed IP Agreement, in each case to the extent such breach or default would reasonably be expected to have a Material Adverse Effect. The Licensed IP, the Intellectual Property owned by the Acquired Companies at Closing, and the Transferred IP (collectively, the “Acquired Intellectual Property Rights”) constitute all Intellectual Property necessary for the Acquired Companies to conduct their business in the manner conducted prior to the Closing in all material respects. To the Knowledge of Seller, no Intellectual Property owned by any of the Acquired Companies, or practice or use of such Intellectual Property by the Acquired Companies, has materially infringed or violated the Intellectual Property rights of any Person during the four-year period immediately preceding the date of this Agreement. No Intellectual Property owned by any of the Acquired Companies and no Transferred IP and no Licensed IP, is subject to any outstanding Order, judgment or decree adversely affecting any of the Acquired Companies’ use thereof in the conduct of their respective businesses.

(c) Section 3.16(c) of the Seller Disclosure Schedule sets forth a correct and complete list of all agreements under which any Acquired Company has licensed or otherwise granted or transferred any rights in any Acquired Intellectual Property Rights to any Person or under which Seller or its Affiliates have licensed or otherwise granted or transferred any rights in any Transferred IP to any Person. To the Knowledge of Seller, no Person has materially infringed or violated (i) any of the Acquired Companies’ rights in any Acquired Intellectual Property Rights owned or exclusively licensed by any of the Acquired Companies, or (ii) any of Seller’s rights in any Transferred IP owned or exclusively licensed by Seller, during the four-year period immediately preceding the date of this Agreement. To the Knowledge of Seller, each of the Acquired Companies has used commercially reasonable efforts to protect and preserve the confidentiality of trade secrets or other material confidential information and proprietary know-how and information used or necessary for any business of the Acquired Companies.

SECTION 3.17. Contracts.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth a correct and complete list of the following Contracts (excluding Insurance Contracts, Reinsurance Agreements and other Contracts which are the subject of Section 3.21 or Section 3.20 and excluding any Benefit Plans) to which any Acquired Company is a party to or to which any of them or their assets are bound or subject, as each such Contract may have been amended, modified or supplemented:

(i) Contracts or indentures relating to indebtedness or undrawn letters of credit;

(ii) Leases or Contracts under which any Acquired Company is lessee of or holds or operates any tangible property, owned by any other Person, except for any Lease or Contract under which the aggregate annual rental payments do not exceed $500,000;

(iii) Leases or Contracts under which any Acquired Company is lessor of or permits any third party to hold or operate any tangible property, owned or controlled by the Company, except for any Lease or Contract under which the aggregate annual rental payments do not exceed $500,000;

(iv) Contracts that relate to the future disposition or acquisition of material assets or properties by any Acquired Company, or any merger or business combination with respect to any Acquired Company;

(v) material Contracts containing most favored nation or most favored customer provisions or non-competition covenants;

(vi) Contracts containing covenants limiting the freedom of any of the Acquired Companies to engage in any line of business in any geographic area or to compete with any Person;

(vii) Contracts relating to the employment of Employees (excluding standard employee offer letters);

(viii) Contracts forming joint ventures or partnerships;

(ix) Contracts under which any of the Acquired Companies has guaranteed the obligations of any Person which guarantees may exceed $3,000,000; or

(x) other Contracts that involve the expenditure, payment or receipt of more than $3,000,000 in the aggregate and, in each case, are not terminable by any Acquired Company without penalty on notice of 90 days or less (collectively, and together with the Contracts set forth in Section 3.17(b) and Section 3.17(c) of the Seller Disclosure Schedule, the “Material Contracts”).

(b) Section 3.17(b) of the Seller Disclosure Schedule separately sets forth all agreements between or among the Acquired Companies and Seller or any of Seller’s Affiliates (the “Intercompany Agreements”). There are no other Intercompany Agreements between or among the Acquired Companies and Seller or any of Seller’s Affiliates, and there are no reimbursement or allocation mechanics not reflected on the financial statements delivered to Buyer.

(c) All of the Material Contracts are in full force and effect and are enforceable against the applicable Acquired Company in accordance with the terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies. With respect to each Material Contract, none of the Acquired Companies or, to the Knowledge of Seller, any other Person, is in material breach or material default under such Material Contract and, to the Knowledge of Seller, no event has occurred or condition exists that, with the giving of notice or the lapse of time or both, would constitute a material breach or material default on the part of the Acquired Companies under any Material Contract.

SECTION 3.18. Absence of Changes.

(a) Since December 31, 2009 and through the date hereof, there have not been any changes, events or conditions that have had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since December 31, 2009 and through the date hereof, the Acquired Companies have conducted their business in the Ordinary Course in all material respects, and there has not been:

(i) any material damage, destruction or other casualty loss with respect to any material asset or property owned or leased by any of the Acquired Companies, whether or not covered by insurance;

(ii) any material change in any method of accounting or accounting practice by any of the Acquired Companies, except as required by Law, GAAP or Applicable SAP;

(iii) except as permitted by Section 5.15, any declaration, setting aside or payment of any dividend or distribution on any shares of Capital Stock or in respect of any other equity interest of any of the Acquired Companies, or any repurchase, redemption or other acquisition by any of the Acquired Companies of any outstanding shares of Capital Stock or other securities issued by any of the Acquired Companies;

(iv) any amendment to the respective Organizational Documents of the Acquired Companies;

(v) any increase in the compensation of any Employees or independent contractors of any of the Acquired Companies, except (A) pursuant to the terms of agreements or plans in effect on the date of this Agreement or (B) for increases in the Ordinary Course of Business;

(vi) any incurrence of any indebtedness, individually or in the aggregate, for borrowed money from a third party in a material amount, issuance of any material debt securities to any third party or assumption, guarantee or endorsement of any such obligations of any other Person, other than in the Ordinary Course of Business;

(vii) any mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) any of its material properties or material assets;

(viii) any disposition or agreement to dispose of any properties or assets outside the Ordinary Course of Business, except as otherwise contemplated or permitted by this Agreement;

(ix) any merger with, entry into a consolidation with or acquisition of an interest of 10% or more in any Person or any acquisition of a substantial portion of the assets or business of any Person or any division or line of business thereof;

(x) any settlement of any litigation claims, actions, arbitrations, disputes, audits or other Proceedings for an amount, in the aggregate, exceeding $1,000,000 (including the cost to the Acquired Companies of complying with any other provision of such settlement), not counting toward such limit Proceedings in respect of disputes under or arising in connection with Insurance Contracts issued or assumed by the Insurance Subsidiaries in the Ordinary Course of Business; or

(xi) any agreement, arrangement or understanding to do any of the foregoing except as expressly contemplated by this Section 3.18.

SECTION 3.19. No Undisclosed Liabilities. Except as reflected, reserved against or otherwise disclosed on the Applicable Financial Statements, none of the Acquired Companies has any material (using the same standard of materiality as used in the preparation of the Applicable Financial Statements) Liabilities required to be set forth on a balance sheet prepared in accordance with GAAP or Applicable SAP, as applicable, other than Liabilities (i) that were incurred subsequent to the date of the Applicable Financial Statements in the Ordinary Course of Business, (ii) disclosed on the Applicable Financial Statements or (iii) under any Contract entered into in the Ordinary Course of Business in a manner consistent with past practice binding on any of the Acquired Companies.

SECTION 3.20. Reinsurance Agreements.

(a) Section 3.20(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all material reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes and similar arrangements (including the Standard Reinsurance Agreement in effect on the date of this Agreement relating to eligible multi-peril crop insurance business between Stonington and the FCIC) in force as of the date of this Agreement to which any of the Insurance Subsidiaries is a party as a cedent (each, a “Reinsurance Agreement”), the effective date of each such Reinsurance Agreement, the termination date of any Reinsurance Agreement which has a definite termination date, the name of the reinsurer and the name of the broker or other intermediary (if any). For the avoidance of doubt, a Reinsurance Agreement is “in force as of the date of this Agreement” if the term of the original risk period of such Reinsurance Agreement remains in effect on the date of this Agreement. Each of the Reinsurance Agreements is in full force and effect and enforceable against the applicable

Insurance Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies. With respect to each Reinsurance Agreement, none of the Insurance Subsidiaries or, to the Knowledge of Seller, any other Person, is in material breach or material default under such Reinsurance Agreement and, to the Knowledge of Seller, no event has occurred or condition exists that, with the giving of notice or the lapse of time or both, would constitute a material breach or material default on the part of the Insurance Subsidiaries under any Reinsurance Agreement. To the Knowledge of Seller, since January 1, 2009, (i) none of the Insurance Subsidiaries nor any of its Affiliates has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by any of the Insurance Subsidiaries will be uncollectible or otherwise defaulted upon and (ii) each of the Insurance Subsidiaries is entitled under its respective domiciliary insurance Law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement.

(b) Section 3.20(b) of the Seller Disclosure Schedule sets forth a complete and correct list of all material reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes and similar arrangements in force as of the date of this Agreement to which any of the Insurance Subsidiaries is a party (excluding Intercompany Agreements) as an assuming reinsurer (each, an “Assumed Reinsurance Agreement”), the effective date of each such Assumed Reinsurance Agreement, the termination date of any Assumed Reinsurance Agreement which has a definite termination date, the name of the cedent and the name of the broker or other intermediary (if any). For the avoidance of doubt, an Assumed Reinsurance Agreement is “in force as of the date of this Agreement” if the term of the original risk period of such Assumed Reinsurance Agreement remains in effect on the date of this Agreement.

SECTION 3.21. Insurance Matters.

(a) Since January 1, 2009, all benefits claimed by any Person under any Insurance Contract issued by the Insurance Subsidiaries have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of such Insurance Contract and applicable provisions of state Laws and the Federal Crop Insurance Program under which they arose, and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which the respective Insurance Subsidiary reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action.

(b) The underwriting standards utilized and ratings applied by the Insurance Subsidiaries with respect to its Insurance Contracts outstanding as of the date of this Agreement have been previously disclosed to Buyer and, with respect to any such contract reinsured in whole or in part, conform in all material respects to the standards and rating required pursuant to the terms of the related reinsurance, coinsurance or other similar Contracts.

(c) To the extent required by Law, all Insurance Contracts issued by an Insurance Subsidiary, since January 1, 2009, are on forms approved by applicable insurance regulatory authorities or other Governmental Entities in the jurisdictions where issued or have been filed and not objected to by such authorities within the period provided for objection, except for such failures to comply and such failures to be approved which would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Any rates of an Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities or other Governmental Entities have been so filed or approved, except for such failures to file or be approved which would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) the Insurance Subsidiaries and the Insurance Intermediaries are not subject to any pending market conduct claim or similar compliance examination by any Governmental Entity;

(ii) none of the Insurance Subsidiaries, the Insurance Intermediaries nor its Affiliates have received written notice of any action, or, to the Knowledge of Seller, is aware of any threatened action, which would reasonably be expected to give rise to a market conduct claim by any Governmental Entity; and

(iii) Seller has previously made available a complete and correct copy of the most recent examination report of each of the Insurance Subsidiaries conducted by the applicable Domiciliary Insurance Department.

(e) Since January 1, 2009, the Insurance Subsidiaries have timely paid all guaranty fund assessments that are due, or claimed or asserted by any state guaranty fund or association or by any insurance Governmental Entity to be due.

(f) Prior to the date of this Agreement, Seller has made available to Buyer a true and complete copy of all material actuarial reports prepared by Seller’s actuaries, independent or otherwise, on or after January 1, 2009, with respect to any Insurance Subsidiary.

SECTION 3.22. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from Seller or the Acquired Companies in connection with the transactions contemplated by this Agreement, other than any such investment banker’s, broker’s, or finder’s fees which will be borne exclusively by Seller.

SECTION 3.23. Insurance. Section 3.23 of the Seller Disclosure Schedule contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned, or maintained by the Acquired Companies as of the date of this Agreement (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Acquired Company with respect to any such policy. No Acquired Company has made any claim under any Insurance Policy during the two (2) year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to an Acquired Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no insurer has threatened in writing to cancel any such policy.

SECTION 3.24. Affiliate Transactions. To Seller’s Knowledge, none of the Acquired Companies is a party to any agreement, arrangement or commitment with (a) any of its directors or officers, other than any agreements, arrangements and commitments relating to their employment or service in the capacity as directors or officers, or (b) any Affiliate of any of its directors or officers, except for, in the case of clause (b), any agreements, arrangements or commitments on terms and conditions that are comparable to those that would have been obtainable in an arms-length transaction.

SECTION 3.25. Program Producer. As of the date of this Agreement, the entities set forth on Section 3.25 of the Seller Disclosure Schedule (the “Program Producers”) are the only entities currently authorized pursuant to written agreements with the Insurance Subsidiaries (the “Program Manager Agreements”), to underwrite and bind Insurance Contracts and appoint sub-producers on behalf of the Insurance Subsidiaries. The Program Manager Agreements are substantially in the form delivered to Buyer. To Seller’s Knowledge, as of the date of this Agreement, no Program Producer has indicated in writing to the Insurance Subsidiaries that such Program Producer will cease doing business with the Insurance Subsidiaries or materially reduce its business with the Insurance Subsidiaries as a result of a sale of any of the Insurance Subsidiaries.

SECTION 3.26. Internal Controls. Each of the Acquired Companies maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to their respective businesses. There are no significant deficiencies in any such internal accounting controls which would reasonably be expected to adversely affect in any material respect the ability of the Acquired Companies to record, process, summarize and report financial data. None of the Acquired Companies or its Affiliates has received nor does Seller have Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods, including any material complaint, allegation, assertion or claim that the Acquired Companies has engaged in questionable accounting or auditing practices.

SECTION 3.27. Accounts. Section 3.27 of the Seller Disclosure Schedule sets forth all bank and investment accounts maintained by the Acquired Companies and identifies each individual having signatory authority with respect to each such account.

SECTION 3.28. Agro National Acquisition. As of the date of this Agreement, Seller has made no claim for indemnification, and, to the Knowledge of Seller, neither Agro National, L.L.C. nor Agrosurance Software, L.L.C. has a reasonable basis to make a claim for indemnification by Seller under the Agro National Purchase Agreement.

SECTION 3.29. SRA Holder. Other than Stonington, Seller and its Affiliates do not own any ownership interest in any SRA Holder that writes primary insurance under the United States federal government’s Multiple Peril Crop Insurance Program and have no options, warrants, convertible securities or other rights, agreements, arrangements or commitments to acquire to any ownership interests in any such SRA Holder that writes primary insurance under the United States federal government’s Multiple Peril Crop Insurance Program, excluding any ownership interest in a SRA Holder, or any options, warrants, convertible securities or other rights, agreements, arrangements or commitments to acquire any such ownership interests, owned by Seller or its Affiliates through investments in unaffiliated entities made in connection with the investment activities of Seller and its Affiliates.

SECTION 3.30. No Other Representations and Warranties. Seller acknowledges and agrees that the only representations, warranties, covenants and agreements made by Buyer are the representations, warranties, covenants, and agreements expressly made in this Agreement by Buyer, and that Buyer makes no other express or implied representation or warranty, including no representation or warranty with respect to any information provided by Buyer or its Affiliates or representatives to Seller or its Affiliates or representatives. Except for the representations and warranties of Buyer expressly set forth herein, Seller has not relied upon any representations or warranties or other information, including financial projections or forecasts, made or supplied by or on behalf of Buyer or by any of its Affiliates.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the attached disclosure schedule of Buyer (the “Buyer Disclosure Schedule”) (it being understood by the parties that the disclosure of any matter in any section of the Buyer Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement, including, without limitation, to qualify, limit or supplement other representations and warranties contained in this Article IV, so long as the relevance of such matter is for such other purposes reasonably apparent from the face of the Buyer Disclosure Schedule), Buyer hereby represents and warrants to Seller as follows:

SECTION 4.1. Organization and Qualification.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted.

(b) Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its respective assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the purchase of the Shares and the other transactions contemplated by this Agreement.

SECTION 4.2. Corporate Authorization. Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No vote of Buyer’s equityholders or any of Buyer’s Affiliates is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitute a valid, legal and binding agreement of Buyer (assuming this Agreement has been duly authorized, executed and delivered by Seller), enforceable against Buyer in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

SECTION 4.3. Consents and Approvals. Assuming the truth and accuracy of the representations and warranties of Seller set forth in Section 3.5, no Consents of any Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for those the failure of which, if not made or obtained, would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, assets or financial condition of Buyer and its Subsidiaries, taken as a whole.

SECTION 4.4. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Buyer or (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 4.3 of the Buyer Disclosure Schedule or required to be made or obtained by Seller or any of the Acquired Companies, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer or any of its Subsidiaries under, or result in a loss of any benefit to which Buyer is entitled under, any Contract, and (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 4.3 of the Buyer Disclosure Schedule or required to be made or obtained by Seller or any of the Acquired Companies, violate or result in a breach of or constitute a default under any Law to which Buyer or any of its Subsidiaries is subject, except in the case of clauses (b) and (c) for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.5. Binding Effect. This Agreement when executed and delivered by Seller constitute valid and legally binding obligations of Buyer, as applicable, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

SECTION 4.6. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement, other than any such investment banker’s, broker’s, or finder’s fees which will be borne exclusively by Buyer.

SECTION 4.7. Litigation and Claims. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that, individually or in the aggregate, would prevent or materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is not subject to any Order that, individually or in the aggregate, would prevent or materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

SECTION 4.8. Availability of Funds. Buyer will have at the Closing available (through existing credit arrangements or otherwise) cash funds or borrowing capacity under an existing credit facility or otherwise sufficient to consummate the transactions contemplated by this Agreement and to pay all associated fees, costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

SECTION 4.9. No Other Representations and Warranties. Buyer acknowledges and agrees that the only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants, and agreements expressly made in this Agreement by Seller, and that Seller makes no other express or implied representation or warranty, including no representation or warranty with respect to any information provided by Seller, its Affiliates or representatives to Buyer, its Affiliates or representatives. Except for the representations and warranties of Seller expressly set forth herein, Buyer has not relied upon any representations or warranties or other information, including financial projections or forecasts, made or supplied by or on behalf of Seller or by any of its Affiliates.

SECTION 4.10. Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

SECTION 4.11. Solvency. Upon consummation of the transaction contemplated hereby, Buyer and the Acquired Companies will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

SECTION 4.12. Investigation. Buyer (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Acquired Companies, and (ii) to Buyer’s Knowledge, has been furnished with or given full access to such documents and information about the Acquired Companies and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. To Buyer’s Knowledge, Buyer has received all materials relating to the business of the Acquired Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to evaluate the transactions contemplated hereby. Seller has answered to Buyer’s satisfaction all inquiries that Buyer and its representatives and advisors have made concerning the business of the Acquired Companies or otherwise relating to the transactions contemplated hereby.

ARTICLE V.

COVENANTS

SECTION 5.1. Access and Information. From the date of this Agreement until the Closing Date, except as otherwise prohibited by Law or Contract or as would potentially result in the loss of the attorney-client privilege or trade secrets, upon reasonable advance notice, Seller shall afford Buyer and its representatives reasonable access, during regular business hours, to Employees of the Acquired Companies, and the assets, properties, Books and Records of the Acquired Companies, provided however that Seller shall use its commercially reasonable efforts to seek a waiver of any provision of any Contract limiting access to any or all such information. All information received pursuant to this Section 5.1 shall be governed by the terms and subject to the restrictions of the Confidentiality Agreement.

SECTION 5.2. Conduct of Business.

(a) During the period from the date hereof until the Closing Date, except as otherwise contemplated by this Agreement or as Buyer shall otherwise agree to in writing (such agreement not to be unreasonably withheld or delayed), Seller shall cause each of the Acquired Companies, to conduct its respective business in the Ordinary Course of Business in all material respects and use its commercially reasonable efforts to preserve its relationships and goodwill with its customers, creditors, agents, brokers, reinsurers and Employees. During the period from the date hereof until the Closing Date, except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, as required by Law or as otherwise contemplated by this Agreement or as Buyer shall otherwise agree to in writing, Seller shall cause the Acquired Companies, not to:

(i) authorize, issue, sell, grant, dispose of, pledge or otherwise encumber any Capital Stock of the Acquired Companies, any other of their voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any capital stock of the Acquired Companies, such voting securities or convertible or exchangeable securities;

(ii) incur, create or assume any material Encumbrance (other than a Permitted Encumbrance) on any of its assets;

(iii) sell, lease, license, transfer or dispose of any material assets other than in the Ordinary Course of Business;

(iv) amend any of the Acquired Companies’ respective Organizational Documents in any material respect;

(v) (A) increase the compensation of any of the Employees or independent contractors of any of the Acquired Companies, except (1) pursuant to the terms of Contracts or plans in effect on the date of this Agreement or (2) for increases in base salary in the Ordinary Course of Business consistent with past practice for Employees who are not officers, directors or governors, or (B) pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any Employee or independent contractor or any of the Acquired Companies, or (C) except as required by applicable Law, amend in any respect in a manner affecting Employees any such plan, agreement or arrangement, including any Benefit Plan;

(vi) (A) incur any indebtedness for borrowed money, issue any debt securities, or assume, guarantee or endorse any such obligations of any other Person in an aggregate amount exceeding $10,000,000, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than transactions made in the Ordinary Course of Business in connection with the Acquired Companies’ investment portfolios) in an aggregate amount in excess of $1,000,000;

(vii) make capital expenditures in excess of $1,000,000 in the aggregate;

(viii) settle any litigation claims, actions, arbitrations, disputes, audits or other Proceedings for an amount, in the aggregate, exceeding $1,000,000 (including the cost of the Acquired Companies complying with any other provision of such settlement), not counting toward such limit Proceedings in respect of disputes under or arising in connection with Insurance Contracts issued or assumed by the Insurance Subsidiaries in the Ordinary Course of Business;

(ix) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(x) (A) make or rescind any election relating to Taxes, (B) make any material change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax, unless required by GAAP or applicable Law, (C) enter into any settlement or closing agreement relating to any Tax, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment except in the Ordinary Course of Business, or (D) fail to pay its Taxes and file Tax Returns when due; provided that Seller shall be able to take any action described in clauses (A) through (C) without the consent of Buyer as long as such action does not relate to or otherwise negatively affect any taxable period (or portion thereof) after December 31, 2010 and Seller provides Buyer with written notification of such action with a material effect at least five (5) days prior to actually taking such action;

(xi) (A) acquire (by merger, consolidation or acquisition of stock or other equity interest or of assets) any entity or other business organization or division thereof or (B) acquire any asset other than in the Ordinary Course of Business or in excess of $3,000,000 in the aggregate, not counting toward such limit Ordinary Course investment portfolio activities or transactions of the Acquired Companies;

(xii) enter into, amend in any material respect, or terminate or non-renew any Material Contract, except in the Ordinary Course of Business;

(xiii) forfeit, abandon, waive or terminate any Permit necessary for it to own, lease or operate its properties and assets and to carry on its business as currently conducted;

(xiv) pay any dividend or distribution on any Capital Stock or in respect of any other equity interest in any of the Acquired Companies except as permitted by Section 5.15;

(xv) amend or modify any Producer Agreement in any material respect, enter into a Producer Agreement with a new Program Producer pursuant to which annual premiums in the first year are reasonably expected to exceed $5,000,000, or offer any new insurance product not in the Ordinary Course of Business;

(xvi) cause the termination of any Producer Agreement or otherwise take any affirmative action to end its relationship with any Program Producer, except in any such instance in the Ordinary Course of Business; or

(xvii) authorize or enter into any Contract providing for any of the foregoing.

(b) During the period from the date hereof until the Closing Date, Seller shall cause the Acquired Companies to operate, with respect to the establishing and adjusting of reserves in accordance with the Seller Reserves Methodology and settlement and payment of claims, consistent with past practice of the Acquired Companies and with prudent and customary prevailing industry standards.

(c) At all times prior to the Closing, (i) Seller shall cause (A) RenRe Services to continue to provide the Services (as defined in the respective Services Agreements) to the Acquired Companies as required pursuant to the Services Agreements or in accordance with past practices as reflected in the financial statements delivered to Buyer and (B) its other Affiliates to continue to provide support and other intercompany services, in each case, in the Ordinary Course of Business and without adjustment to the costs, allocations or reimbursement terms of such support and other intercompany services and (ii) the Acquired Companies shall continue to (A) reimburse RenRe Services for such Services (including the payment of ordinary course salary payments) and to fulfill their other obligations under the Services Agreements in accordance with the terms thereof and in the Ordinary Course of Business, and (B) the Acquired Companies shall continue to reimburse such other Affiliates for such intercompany services, or to pay any such allocated costs and expenses, as applicable, in the Ordinary Course of Business.

(d) At all times prior to the Closing, the parties shall cooperate in all reasonable respects concerning contacts and communications with A.M. Best Company and other rating agencies, regarding the ratings of the Insurance Subsidiaries.

(e) During the period from the date hereof until the Closing Date, Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to take such actions as may be reasonably requested by Buyer (at Buyer’s expense) in writing with respect to the possible renewal, commutation, cut-off, cancellation or non-renewal, in each case for periods commencing after December 31, 2010, of any Reinsurance Agreement set forth on Section 3.20 of the Seller Disclosure Schedule, excluding the Affiliate Reinsurance Agreements. Buyer shall reimburse Seller for the costs and expenses incurred by Seller and its Affiliates in connection with any actions taken by Seller or the Acquired Companies pursuant to this Section 5.2(e).

(f) During the period commencing on the date of this Agreement and ending on the Closing Date, upon the request of Buyer, each of Seller and Buyer shall discuss in reasonable good faith whether any transition services provided by Seller or its Affiliates to Buyer and/or the Acquired Companies are necessary following Closing. Any such transition services shall be provided by Seller or its Affiliates to Buyer and/or the Acquired Companies at Buyer’s sole expense, provided that the cost and expense of such transition services shall be limited to the actual out-of-pocket expense of Seller or its Affiliates for providing such services.

SECTION 5.3. Cooperation.

(a) Buyer and Seller shall, and each shall cause its respective Affiliates to, use their respective reasonable best efforts to cooperate and to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder and the mutual conditions hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement, and (ii) take all actions as may be appropriate to obtain such authorizations, consents, Orders and approvals; provided, however, that nothing in this Section 5.3 shall obligate Buyer or its Affiliates to divest any of their business operations or assets or any business operations or assets of the Acquired Companies. Without limiting the generality of the foregoing, Seller and Buyer shall make all applicable filings and submissions required by the Antitrust Laws and all applicable state and federal insurance Laws, and promptly file any additional information requested as soon as reasonably practicable after receipt of such request therefore. Buyer shall file with all applicable Government Entities all filings required to be made under the insurance Laws governing the insurance business of Buyer and Seller in connection with the transactions contemplated by this Agreement as promptly as practicable hereafter, including but not limited to an application with each of the Insurance Subsidiary’s Domiciliary Insurance Department for approval of the acquisition of the respective Insurance Subsidiary pursuant to applicable insurance Laws (the “Forms A”). Buyer will file or cause to be filed the Forms A within fifteen (15) Business Days after the execution of this Agreement and all other required pre-acquisition notification statements (Forms E and equivalent forms) under the insurance holding company Laws of applicable states. Buyer shall have responsibility for the filing fees associated with its Forms A or similar change of control applications and its Forms E or similar market share notifications, and Buyer and Seller shall have responsibility for their other respective filing fees associated with any other required filings. Subject to the proviso to the first sentence of this Section 5.3(a), neither Buyer nor Seller shall take or cause to be taken any action that they are aware would have the effect of delaying, impairing or impeding the receipt of any such required authorizations, consents, Orders or approvals. Without limiting the foregoing but subject to the proviso to the first sentence of this Section 5.3(a), Seller and Buyer and their respective Affiliates shall not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties.

(b) Subject to applicable Laws relating to the exchange of information, Seller and Buyer shall promptly cooperate with and furnish, in advance of any filing, information to the other party and, to the extent practicable, consult with each other on, all the information relating to Seller and Buyer, as the case may be, which appear in any filing made with, or written materials submitted to, any Government Entity or any other third party in connection with the transactions contemplated by this Agreement. Each of Seller and Buyer shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and shall provide the other party with the opportunity to participate in any material meeting with any Government Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary contained herein, each of Seller and Buyer shall take or cause to be taken the following actions: (i) the prompt provision to a Government Entity of non-privileged information, documents or testimony requested by such Government Entity that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; and (ii) the use of its reasonable best efforts to avoid as promptly as practicable the entry of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other Proceeding by any Person or entity, including, without limitation, any Government Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(d) Subject to Section 5.3(a), Buyer and Seller shall, and each shall cause its respective Affiliates to, promptly use their respective reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, Order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all appropriate steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by paragraph (c) of this Section 5.3) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, Order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that which would have otherwise been reasonably likely to have occurred.

SECTION 5.4. Resignations. Prior to the Closing, Seller will obtain duly signed resignations, effective upon the Closing Date, of all members of the board of directors, or similar governing body in the case of Stonington Lloyds, of the Acquired Companies (except those members of the board of directors of Agro National) or shall cause the removal of such Persons as directors of the Acquired Companies effective immediately upon the Closing Date.

SECTION 5.5. Trademarks; Trade Names. Subject to Section 2.2(a), Buyer and its Affiliates and, after the Closing, the Acquired Companies, shall not use to identify Buyer, the Acquired Companies or their respective Affiliates or any of their respective products or services or as part of any mark, trade name or domain name any trademarks, service marks or trade names containing the words “Renaissance,” “RenRe” or “Glencoe,” either alone or in combination with other words, phrases, symbols or devices, or any other trademarks, service marks or domain names confusingly similar to or embodying any of the foregoing (all of the foregoing, collectively, the “RenRe Name and RenRe Marks”), except that Buyer, its Affiliates and the Acquired Companies shall be permitted to: (i) archive for regulatory or tax purposes materials created prior to the Closing that bear the RenRe Name and RenRe Marks; (ii) continue to administer and settle claims under the RenRe Name (to the extent that the RenRe Name is contained in the original policy) under any insurance ompany policies issued prior to the Closing for the remainder of the terms of such policies in effect as of the Closing, but not renewals thereof; (iii) for three (3) months following the Closing, continue doing business under corporate names including the RenRe Name and RenRe Marks, provided that the Acquired Companies have promptly after the Closing made all appropriate filings with Governmental Entities (including without limitation, filing amendments to the applicable charters and by-laws and appropriate amendments to policy form filings) to cause the Acquired Companies to change their names to eliminate the RenRe Name and RenRe Marks; and (iv) for three (3) months following the Closing continue using inventories of materials in their possession or control as of the Closing bearing the RenRe Name and Marks, including without limitation signage, advertising, promotional materials, websites and other electronic materials, stationery, business cards and collateral goods.

SECTION 5.6. Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be delivered, such further information certificates, instruments and other documents, books and records, and to take, or cause to be taken, such further actions as may be reasonably necessary for effecting the consummation of this Agreement and the transactions contemplated hereby.

SECTION 5.7. Exclusivity. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of the Agreement, Seller shall not, and shall cause the Acquired Companies and its respective Affiliates, officers, directors, managers, representatives (in their capacity as such) or agents (in their capacity as such) not to, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase, directly or indirectly, of all or any portion of the Capital Stock of any of the Acquired Companies or any ownership interest in any of the Acquired Companies or any substantial assets of the Acquired Companies (excluding sales of assets in the Ordinary Course of Business), (B) initiate or consummate any merger, liquidation, consolidation or other business combination with Seller or any of the Acquired Companies or (C) enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to Seller or any of the Acquired Companies or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing; provided, however, that transactions with Buyer or its Affiliates and the transactions contemplated by Section 5.17 (Redemption of Lantana Preferred Stock) hereof shall not be violations of this Section 5.7. Seller shall, and shall cause its Affiliates, officers, directors, managers, representatives (in their capacity as such) and agents (in their capacity as such) to immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall not, and shall cause its Affiliates not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller or any of its Affiliates is a party entered into in connection with a proposed acquisition of the Acquired Companies.

SECTION 5.8. Expenses. Except as otherwise set forth in this Agreement, the parties hereof shall each pay their own expenses, including, but not limited to, legal, investment advisory, and accounting expenses incident to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby whether or not such transactions shall be consummated. Seller shall bear any expenses incident to the execution of this Agreement and the consummation of the transactions contemplated hereby incurred by the Acquired Companies prior to the Closing, including, but not limited to the Excluded Transaction Compensation, and, prior to Closing, Seller or its Affiliates (excluding each Acquired Company) shall pay, any such expenses.

SECTION 5.9. Contact with Customers and Suppliers.

(a) Subject to Section 5.9(b) and Section 5.9(c) below, during the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to), contact any employee, customer, supplier, distributor or other material business relation of any Acquired Company regarding any Acquired Company, its business or the transactions contemplated by this Agreement without the prior consent of Seller, not be unreasonably withheld; provided, however, that the foregoing shall not prohibit Buyer from contacting any of its current customers, suppliers, distributors or other material business relations regarding Buyer’s business with such customers, suppliers, distributors or other material business relations, including discussing any Acquired Company or the business of any Acquired Company for the sole purpose of determining future business plans of Buyer or its Affiliates with such applicable customer, supplier, distributor or other material business relation following the Closing.

(b) Prior to the Closing, Seller shall, and shall cause the Acquired Companies, to, to the extent permitted under applicable Law, transmit on behalf of Buyer reasonable communications to agents, brokers, managing general agents, customers, suppliers, licensors, and vendors of or to the Acquired Companies, and Employees, in connection with the transactions contemplated by this Agreement in a form mutually agreed by Seller and Buyer for purposes of providing business continuity.

(c) Notwithstanding Section 5.9(b) above, until the Closing Date, in all cases subject to applicable Law, Seller shall, and shall cause the Acquired Companies to, make reasonably available during normal business hours and upon reasonable advance notice the employees of Seller or the Acquired Companies reasonably requested by Buyer, to take commercially reasonable efforts to assist Buyer in retaining the Acquired Companies’ business including scheduling meetings and conference calls among Seller, any Acquired Company, Buyer and the customers and sending communications (the content of which shall be subject to Seller’s prior review and reasonable approval) to customers, the actual out-of-pocket allocable costs of which will be borne by Buyer, for the purpose of introducing customers to Buyer and its Affiliates, encouraging customers to continue their agreements with the Acquired Companies and otherwise maintain their business relationship with the Acquired Companies from and after the Closing Date, as reasonably requested by Buyer.

SECTION 5.10. Intercompany Accounts; Intercompany Agreements. Except as set forth in Section 5.10 of the Seller Disclosure Schedule, Seller shall cause (i) all Intercompany Agreements to be settled in full and terminated without any further obligation or Liability of the Acquired Companies following such termination; and (ii) all intercompany accounts receivable or payable (whether or not currently due or payable) between (A) any of the Acquired Companies, on the one hand, and (B) Seller, or any of the officers or directors of any of Seller and any of its Affiliates (other than the Acquired Companies), on the other hand, to be settled in full and all commitments with respect thereto to be terminated (without any premium or penalty) effective as of or prior to the Closing Date; provided, however, that the termination or commutation of the Affiliate Reinsurance Agreements shall be addressed in Section 5.18 hereof.

SECTION 5.11. Non-Competition.

(a) During the three year period following the Closing Date, except as permitted by this Section 5.11(b) and subject to applicable Law, Seller shall not, and shall cause RenaissanceRe Holdings Ltd. and each entity controlled by RenaissanceRe Holdings Ltd. (Seller, RenaissanceRe Holdings Ltd. and such controlled entities, collectively, the “Restricted Entities”), directly or indirectly, in the United States engage in any business that competes with the Restricted Insurance Business of the Acquired Companies as conducted in the United States on and as of the Closing Date. This Section 5.11 shall cease to be applicable to any Person at such time as it is no longer controlled by RenaissanceRe Holdings Ltd.

(b) Notwithstanding the provisions of Section 5.11(a), Seller or any of its Affiliates may engage in: (i) the RenRe Agricultural Continuing Business Activities; (ii) the Lloyd’s U.S. Program Business; (iii) the writing of any insurance covering risks located or resident outside the United States; (iv) any business engaged in by any Restricted Entity as of the date of this Agreement; (v) the writing of or the assumption of any excess of loss reinsurance, as reinsurer, covering any risks whether resident or located within the United States or outside the United States; (vi) the writing of or the assumption as reinsurer of quota share insurance (provided that this clause (vi) shall not authorize Seller or any of its Affiliates to (A) assume, as reinsurer, a 100% quota share participation of an SRA Holder’s primary insurance written as part of the United States federal government’s Multiple Peril Crop Insurance Program or (B) assume, as reinsurer, a 70% or greater quota share participation of a monoline SRA Holder’s MPCI business if in conjunction therewith Seller or any of its Affiliates would exercise operational and underwriting control over such SRA Holder’s business); (vii) providing derivative based risk management products, including those intended to address weather risks, and engaging in hedging and trading activities relating thereto and providing fee-based consulting services and/or (viii) ownership of debt or equity securities of any Person set forth on Section 5.11(b) of the Seller Disclosure Schedule. In addition, notwithstanding the provisions of Section 5.11(a), minority ownership of securities or debt of any entity shall not be deemed to be engaging in a competing business by reason of such ownership so long as no Restricted Entity actively participates in the business of such entity.

SECTION 5.12. Non-Solicitation. During the three-year period following the Closing Date, Seller shall not, and shall cause the Restricted Entities not to, directly or indirectly, solicit for employment any Transferred Employee; provided, however, that nothing in this Agreement shall prohibit any Restricted Entity from (i) soliciting for employment or employing any Transferred Employee who respond to a general solicitation or advertisement that is not specifically directed only to Transferred Employees (and nothing shall prohibit the making of such general solicitation or advertisement) or (ii) soliciting, offering employment to or employing any Transferred Employee following such Transferred Employee’s termination of employment with an Acquired Company or any Affiliate thereof after the Closing Date.

SECTION 5.13. Continuation of Indemnification. On and after the Closing Date, to the extent permitted by applicable Law, the certificate of incorporation, certificate of formation, bylaws or limited liability company operating agreement (or similar organizational documents) of each of the Acquired Companies shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each present and former director and officer of each of the Acquired Companies (collectively, the “Indemnified D&O Parties”) than are set forth in the Organizational Documents as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of any such individual.

SECTION 5.14. Section 338(h)(10) Election. Seller and Buyer agree that no election under Section 338(h)(10) of the Code or any similar provision of state, local or foreign law will be made with respect to the Acquired Companies and that for purposes of all Tax Returns and other applicable filings, Seller and Buyer will report the transaction contemplated by this Agreement as a purchase and sale, respectively of the Shares.

SECTION 5.15. Pre-Closing Dividend.

(a) The parties agree that, following the date hereof and prior to the Closing, (i) subject to clause (b) of this Section 5.15, the Acquired Companies may declare and pay Permitted Dividends, and (ii) the Acquired Companies shall not declare or pay any dividends or distributions that are not Permitted Dividends; provided in the case of clause (i) that any such amounts to be distributed by each Insurance Subsidiary have received the prior approval of each Insurance Subsidiary’s Domiciliary Insurance Department, to the extent any such approvals are required.

(b) Prior to declaring or paying any dividend or other distribution on or in respect of the Capital Stock of the Acquired Companies pursuant to clause (b)(i) of this Section 5.15 (but no later than five (5) Business Days prior to any such declaration or, if no declaration is made, any such payment), Seller shall (i) deliver to Buyer notice of its intention to make such a dividend or distribution and the expected amount and timing thereof and (ii) provide a certificate of Seller, signed by its chief financial officer, to Buyer confirming that any dividend or other distribution on or in respect of the Capital Stock of the Acquired Companies is a Permitted Dividend. Prior to declaring or making such a distribution pursuant to clause (b)(i) of this Section 5.15, Seller shall obtain Buyer’s consent with respect to the expected amount of such distribution, such consent not to be unreasonably withheld or delayed.

SECTION 5.16. Notification of Certain Developments. Seller shall promptly notify Buyer of, and furnish Buyer with any information it may reasonably request with respect to, any condition or the existence of any fact that would cause the conditions to Seller’s obligations to consummate the transactions contemplated by this Agreement incapable of being satisfied. Buyer shall promptly notify Seller of, and furnish Seller with any information it may reasonably request with respect to, any condition or the existence of any fact that would cause the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement incapable of being satisfied.

SECTION 5.17. Redemption of Lantana Preferred Stock. Prior to Closing, RenRe Insurance Holdings, Ltd. shall cause the 23,000,000 shares of non-voting redeemable preference shares of Lantana (the “Preferred Stock”) currently owned by it to be redeemed, such that all Capital Stock of the Acquired Companies is transferred as part of the transaction contemplated by this Agreement.

SECTION 5.18. Commutations.

(a) Prior to Closing, (i) Seller shall, and shall cause the Acquired Companies to, commute each Affiliate Reinsurance Agreement set forth on Section 5.18(a) of the Seller Disclosure Schedule (the “Commuted Reinsurance Agreements”) as of December 31, 2010, (ii) Seller shall, and shall cause the Acquired Companies to, enter into mutual releases with respect to all past, present and future rights, duties, obligations, and Liabilities arising under or in connection with each Commuted Reinsurance Agreement and (iii) Seller or its Affiliates (other than the Acquired Companies) shall pay the applicable Acquired Companies a commutation amount (the “Reserves Commutation Amount”) equal to the sum of all loss, unallocated loss adjustment expense, allocated loss adjustment expense, incurred but not reported and unearned premium reserves in respect of the Commuted Reinsurance Agreements, as reflected in the financial statements of such Affiliates, as applicable, for the year ended December 31, 2010, less any unpaid premium amounts, ceding commissions, deferred acquisition costs and other contractual amounts due and payable to such Affiliates, in respect of the Commuted Reinsurance Agreements, as reflected in the financial statements of such Affiliates, as applicable, for the year ended December 31, 2010. The Reserves Commutation Amount shall be equal to the sum of all reinsurance recoveries on paid and unpaid losses and prepaid reinsurance premiums in respect of the Commuted Reinsurance Agreements, as reflected in the financial statements of the Acquired Companies, as applicable, for the year ended December 31, 2010, less any unpaid premium amounts, ceding commission, ceded deferred acquisition costs and other contractual amounts due and payable to such Affiliates, in respect of the Commuted Reinsurance Agreements, as reflected in the financial statements of the Acquired Companies, as applicable, for the year ended December 31, 2010.

(b) As soon as reasonably practicable, Buyer shall instruct Seller in writing as to the amount of reinsurance to be purchased by the Acquired Companies for periods commencing after December 31, 2010, and as to the desired providers of such reinsurance, and Seller shall use commercially reasonable efforts to fulfill these instructions.

SECTION 5.19. Authority, Bank Accounts, Etc. Resignations, appropriately executed signature cards and all other documentation needed in preparation for closing bank and other investment accounts of the Acquired Companies and deposits maintained by the Acquired Companies with any Government Entity, or transferring signature authority therefor, will be provided to Buyer by Seller upon Closing. Seller will cooperate and use commercially reasonable efforts to assist Buyer in obtaining, subsequent to Closing, any statutory or regulatory approvals required to enable the Acquired Companies to make the appropriate closings or transfers, including transfers of signature authorization, and in providing all notices thereof as may be required by the appropriate Governmental Entities. From and after the Closing, no agent or officer of Seller shall take any action with respect to any such accounts or deposits other than as may be expressly authorized in writing by Buyer.

SECTION 5.20. Insurance Coverages. Seller shall cause all Insurance Policies to be terminated, as to the Acquired Companies, as of the Closing Date, without cost to the Acquired Companies and without any continuing obligation on the part of the Acquired Companies to pay premiums or other amounts under such policies; provided that Seller shall be permitted to keep in force and effect, and receive and retain the exclusive benefit of, any insurance policies and recoveries thereunder providing coverage to or for the benefit of the Acquired Companies for pre-Closing periods and losses arising from any occurrences, acts, errors or omissions actually or allegedly taking place prior to the Closing.

SECTION 5.21. Interim Financial Statements. Seller shall, as soon as available but no later than forty-five (45) days after the end of the relevant quarter, deliver promptly to Buyer any and all Applicable SAP quarterly financial statements of the Insurance Subsidiaries prepared for Seller, the respective Insurance Subsidiary or for any Governmental Entity after the date of this Agreement and prior to the Closing Date. Seller shall cause the Insurance Subsidiaries to duly file all necessary statutory financial statements required to be filed with any Governmental Entity after the date of this Agreement and prior to the Closing Date. Seller shall, as soon as available, but no later than ninety (90) days after December 31, 2010, deliver promptly to Buyer the audited Applicable SAP financial statement for the year ended 2010 for each of the Insurance Subsidiaries that are required to be filed with any Governmental Entity, so long as such Applicable SAP financial statement is available prior to the Closing Date. Seller shall, as soon as available but no later than forty-five (45) days after the end of the relevant quarter, deliver promptly to Buyer quarterly financial statements of Agro National prepared for Seller or Agro National after the date of this Agreement and prior to the Closing Date, and as soon as available, but no later than ninety (90) days after December 31, 2010, deliver promptly to Buyer an audited financial statement for the year ended 2010 for Agro National, so long as such financial statement is available prior to the Closing Date.

SECTION 5.22. Documents and Information. After the Closing Date, Buyer shall cause the Acquired Companies to, until the third (3rd) anniversary of the Closing Date, retain all Books and Records pertaining to the business of the Acquired Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Acquired Companies, as applicable, upon reasonable request and upon reasonable notice. No such Books and Records shall be destroyed after the third (3rd) anniversary of the Closing Date by Buyer or any of its Affiliates, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

SECTION 5.23. No Control of Seller’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s or any of the Acquired Companies’ operations prior to the Closing.

SECTION 5.24. Tax Matters.

(a) Unless required by applicable Law, with respect to any Pre-2011 Tax Period, Buyer shall not make or change any Tax elections or file (or cause or permit any Acquired Company to file) any amended Tax Return without Seller’s written consent, such consent not to be unreasonably withheld or delayed. With respect to any Pre-2011 Tax Period, at the reasonable request of Seller, Buyer shall, or shall cause any Acquired Company to, promptly initiate a claim for refund or amend any Tax Return, provided that such claim or amendment does not have an adverse effect on Buyer or any of the Acquired Companies and provided further that Seller pay all costs and expenses related to such claim or amendment.

(b) No Acquired Company will, and Buyer will not permit any Acquired Company to minimize any Pre-2011 Tax Refund by making any election to carry forward a net operating loss (regardless of whether Buyer or such Acquired Company otherwise is legally permitted to take such action). Buyer shall pay to Seller an amount equal to any Pre-2011 Tax Refund received by Buyer or the Acquired Companies (less reasonable expenses incurred in obtaining such Tax Refund) after the Closing Date within fifteen (15) days of such receipt. A Pre-2011 Tax Refund shall be “received” for purposes of this Agreement (i) on the day of receipt of any actual refund of Taxes and (ii) on the day of filing of any Tax Return that applies what would have been a Pre-2011 Tax Refund to the payment of Taxes for a taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding the foregoing, “Pre-2011 Tax Refunds” shall not include (i) any refund of Taxes that relates to a taxable period (or portion thereof) beginning after December 31, 2010, (ii) any Tax refund resulting from a carry back of any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or portion thereof) beginning after December 31, 2010, or (iii) any Tax refund reflected in the calculation of Book Value. Buyer shall have no right to carry back of any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or portion thereof) beginning after December 31, 2010 to a consolidated income tax return of Seller for any year ending on or prior to December 31, 2010 and if Buyer fails to elect to carry such tax attributes forward, Seller shall be free to file an amended return and retain any refund or may, in its sole discretion, choose to not file an amended return. Seller shall pay to Buyer an amount equal to any Tax refund received by Seller (or any of its affiliates) with respect to an Acquired Company to the extent that it is attributable to the Stub Period (a “Stub Period Refund”) within fifteen (15) days of such receipt. A Stub Period Refund shall be “received” for purposes of this Agreement (i) on the day of receipt of any actual refund of Taxes and (ii) on the day of filing of any Tax Return that applies what would have been a Stub Period Refund to the payment of Taxes for a taxable period (or portion thereof) other than the Stub Period. To the extent any Tax refund from one jurisdiction is treated as income to another jurisdiction, any Tax owed to such other jurisdiction on account of such refund shall reduce the amount paid by Buyer or Seller, as applicable, under this Section 5.24(b).

SECTION 5.25. Cancellation of Authority. On or prior to Closing, Seller shall use its commercially reasonable efforts to cause each of Newstead and Inverness to make all filings required with its respective Domiciliary Insurance Departments to terminate its certificate of authority and withdraw from such domiciliary state and to seek approval from each such Domiciliary Insurance Department of the termination of such certificates of authority and of Newstead’s and Inverness’ withdrawal from such state.

ARTICLE VI.

EMPLOYEE MATTERS

SECTION 6.1. Post Closing Benefits.

(a) Section 6.1(a) of the Seller Disclosure Schedule sets forth a list of all current Employees as of the date of this Agreement (each a “Current Employee”). On or prior to January 31, 2011, Buyer’s Affiliates NAU Holding Company, LLC or QBE Americas, Inc. shall provide a list of those Current Employees that NAU Holding Company, LLC or QBE Americas, Inc. will make offers of employment to on an at-will basis (unless otherwise specified by contract or in an amendment to an existing employment agreement) (each a “Listed Employee”), such offers to be effective upon and subject to the occurrence of the Closing, in a comparable position and at a salary or hourly wage rate at least equal to the salary or hourly wage rate provided to such Employee immediately prior to the Closing Date, coupled with an offer of employee benefits equal to the benefits provided by Buyer to its similarly situated employees. The offers of employment will be subject to Buyer’s standard hiring procedures, including completion of any employment application materials and successful completion of a background check and the employment offers of Buyer will be withdrawn with respect to any individuals who fail to complete any such procedures or fail the background check. Employees who accept Buyer’s offer of employment, and commence employment with Buyer on or following the Closing are referred to as the “Transferred Employees.”

(b) During the period of time between the signing of this Agreement and January 31, 2011, none of Seller or its Affiliates shall (i) terminate any Current Employee (other than for cause), or (ii) intentionally interfere with Buyer’s hiring of any Current Employee or otherwise intentionally discourage any Current Employee from accepting Buyer’s offer of employment hereunder, without the express written consent of Buyer; provided that the foregoing shall in no way prohibit Seller or its Affiliates from terminating any of their respective employees (including any Current Employee, so long as such termination is for cause) or from taking such other remedial actions as are deemed reasonably necessary by Seller or its Affiliates, in each case in their sole discretion.

(c) During the period of time between January 31, 2011 until Closing, none of Seller or its Affiliates shall (i) terminate any Listed Employee (other than for cause), or (ii) intentionally interfere with Buyer’s hiring of any Listed Employee or otherwise intentionally discourage any Listed Employee from accepting Buyer’s offer of employment hereunder, without the express written consent of Buyer; provided that the foregoing shall in no way prohibit Seller or its Affiliates from terminating any of their respective employees (including any Listed Employee, so long as such termination is for cause) or from taking such other remedial actions as are deemed reasonably necessary by Seller or its Affiliates, in each case in their sole discretion.

(d) Buyer agrees that, from and after the Closing Date, Buyer shall and shall cause each of its Affiliates to grant all the Transferred Employees credit for any service with such Acquired Company or any Affiliate of an Acquired Company prior to the Closing Date earned or otherwise recognized by an Acquired Company or any Affiliate of an Acquired Company prior to the Closing Date for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement, or arrangement that may be established or maintained by Buyer or its Affiliates on or after the Closing Date (collectively, the “Buyer Plans”), except as would result in duplication of benefits.

SECTION 6.2. Benefit Plan Liability.

(a) Except with respect to the Benefit Plans disclosed on Section 6.2(a) of the Seller Disclosure Schedule (the “Retained Benefit Plans”), the Transferred Employees shall cease to be covered by the Benefit Plans effective as of the Closing, and Buyer shall not assume the continued operation of any Benefit Plans including but not limited to any qualified or non-qualified employee benefit plan or program of Seller as part of this transaction, and all such plans (other than the Retained Benefit Plans) and related Liabilities shall be retained by Seller. Effective as of the Closing, Seller and its Affiliates (other than the Acquired Companies), as applicable, shall cease to be parties to, and shall be relieved of any continuing obligations under, any Retained Benefit Plans, and Buyer or its Affiliates assume such continuing obligations thereunder and continued operation thereof in accordance with their terms.

(b) Seller shall retain responsibility for and continue to pay all medical, life insurance, disability, and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his covered dependents prior to the Closing Date (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted). Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Buyer (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted). For purposes of this paragraph, a claim is deemed incurred by a Transferred Employee (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability begins; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the services that are subject of the claim are performed.

SECTION 6.3. Continuation of Coverage. Buyer agrees that Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all Transferred Employees who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

SECTION 6.4. Qualified Plans. Buyer shall permit Transferred Employees to make contributions of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) to any Buyer defined contribution plans (excluding any promissory notes evidencing all outstanding loans) on the same basis that Buyer permits other new employees to make contributions of eligible rollover distributions. The contributions of eligible rollover distributions by Transferred Employees to Buyer’s defined contribution plans must be initiated by the Transferred Employee and will not be automatic.

SECTION 6.5. Employee Liabilities.

(a) Seller agrees that Seller shall retain and be solely liable for all Losses and/or liabilities associated with any workers’ compensation or disability claim, action, suit or proceeding, whether asserted or unasserted, known or unknown, against the Acquired Companies concerning an illness or injury occurring or accruing prior to the Closing Date.

(b) Seller agrees that Seller shall retain and be solely liable for all Losses and/or liabilities associated with any employment practice, wage and hour or benefit related claim, action, suit or proceeding, whether asserted or unasserted, known or unknown, against the Acquired Companies concerning employment practice, wage and hour or benefit claim occurring or accruing prior to the Closing Date.

(c) Buyer agrees that following the Closing Date it shall not take any action that would trigger liability for Seller or its Affiliates under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar state or local Law. Buyer will assume and retain all liability for any failure of Buyer to comply with any of the requirements of the WARN Act or similar state or local Law, including applicable notice requirements related to any “plant closing” or “mass layoff” (each as defined under the WARN Act), with respect to any Transferred Employee. Seller will retain all liability for any failure of Seller or its Affiliates to comply with any of the requirements of the WARN Act or similar state or local law, including applicable notice requirements related to any “plant closing” or “mass layoff” (each as defined under the WARN Act), with respect to any Employee who is not or does not become an Transferred Employee.

SECTION 6.6. Cooperation. Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer with respect to: (i) making the Current Employees available to complete Buyer’s hiring process described in Section 6.1(a) prior to the Closing Date; (ii) providing Buyer with all necessary information, including employment, benefits and payroll-related data, in a format and frequency determined by Buyer, regarding all Transferred Employees in order to effect a smooth transition to Buyer’s employment, benefits, payroll and other systems and processes; and (iii) communications to Transferred Employees with respect to any transition-related matters, including but not limited to Buyer’s hiring process and employee benefits; such reasonable cooperation to continue for up to twelve (12) months after the Closing Date.

SECTION 6.7. Limitations; No Third-Party Beneficiary Rights.

(a) Nothing contained in this Article VI, express or implied, is intended to confer upon any Transferred Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Benefit Plan.

(b) This Article VI shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Article VI, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Article VI.

SECTION 6.8. Severance Obligation.

(a) On or prior to the Closing Date, Seller or its Affiliates (other than the Acquired Companies) shall have paid to the applicable Employees, or shall have entered into agreements with the applicable Employees committing to pay, the following amounts:

(i) amounts arising out of the transactional and other arrangements described on Section 6.8(a)(i) of the Seller Disclosure Schedule (the “Included Transaction Compensation”); and

(ii) amounts arising out of the transactional and other arrangements described on Section 6.8(a)(ii) of the Seller Disclosure Schedule (the “Excluded Transaction Compensation”).

(b) No later than ten (10) days prior to the Closing Date) Seller shall provide Buyer with a statement setting forth the actual amount of the Included Transaction Compensation that Seller and its Affiliates (other than the Acquired Companies) have then paid or committed to pay, together with any supporting documentation reasonably requested by Buyer.

(c) On the Closing Date, if Seller and its Affiliates (other than the Acquired Companies) have then paid or committed to pay Included Transaction Compensation (i) in excess of $10,000,000, Buyer shall pay to Seller at the Closing an amount equal to such excess or (ii) less than $10,000,000, Seller shall pay to Buyer at Closing an amount equal to such deficiency (which amount may be set-off by Buyer against the Purchase Price).

(d) Notwithstanding any other provision of this Agreement, Seller shall be entitled to the tax benefit, if any, derived from the payment of Included Transaction Compensation and Excluded Transaction Compensation, to the extent actually paid by Seller (in accordance with this Section 6.8) without any reimbursement from any of the Acquired Companies, Buyer and/or any of their Affiliates, except for any tax benefits arising from tax attributes that are taken into account in the determination of Book Value, (the “Seller Tax Benefits”). Any amounts payable by Buyer with respect to the Stub Period under Section 9.2(c) shall be determined without taking into account any Seller Tax Benefits. Buyer shall pay over to Seller an amount equal to the Seller Tax Benefits actually received in the year 2011 after receipt of such Seller Tax Benefits. In computing the amount of any such Seller Tax benefit, Buyer, the Acquired Companies and their Affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the Seller Tax Benefits. For purposes of this Section 6.8(d), “received in the year 2011” means a reduction in the amount of Buyer and the Acquired Companies’ Tax liability for 2011 or an increase in the amount of a Tax refund attributable to 2011. For purposes of this Section 6.8(d), “receipt of” means (i) in the case of a Tax payment (including estimated tax payments), when such payment is first due and (ii) in the case of a Tax refund, when Buyer or the Acquired Companies is first entitled to such refund.

(e) Notwithstanding any other provision in Section 6.8, Seller, Buyer and each of the Acquired Companies, as the case may be, shall be entitled to deduct and withhold from any payment payable pursuant to Section 6.8 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax Law. If Buyer, Seller or any of the Acquired Companies, as the case may be, so withhold amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer, Seller or any of the Acquired Companies, as the case may be, made such deduction and withholding.

ARTICLE VII.

CONDITIONS TO CLOSING

SECTION 7.1. Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver, to the extent permitted by applicable Law by the agreement of all of the parties hereto) on or prior to the Closing of each of the following conditions:

(a) Regulatory Approvals. (i) each Insurance Subsidiary’s Domiciliary Insurance Department shall have approved the acquisition of control of the respective Insurance Subsidiary contemplated by this Agreement, and (ii) Seller and Buyer shall have made all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, each of the Insurance Subsidiary’s Domiciliary Insurance Department in connection with the consummation of the transactions contemplated hereby have been obtained.

(b) No Prohibition. No Order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the transactions contemplated by this Agreement and there shall not be any Proceeding pending in any court of competent jurisdiction by any Person who is not a party to the Agreement or an Affiliate thereof for the purpose of obtaining any such Order, stay, decree, judgment or injunction. There shall not be any action taken by any Government Entity, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of such transactions illegal.

SECTION 7.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver, to the extent permitted by applicable Law, by Buyer in its sole discretion) prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement (without giving effect to any materiality qualifications) shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date), except where the failure to be so true and correct has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of Seller required to be performed by it under this Agreement on or prior to the Closing shall have been duly performed or complied with in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there have not occurred any effects, conditions or changes that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Certificate. Buyer shall have received at the Closing a certificate signed on behalf of Seller by an executive officer to the effect that such executive officer has read this Section 7.2 and the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

SECTION 7.3. Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver, to the extent permitted by applicable Law, by Seller in its sole discretion) prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement (without giving effect to any materiality qualifications) shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date), except where the failure to be so true and correct did not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b) Covenants. Each of the covenants and agreements of Buyer to be performed or complied with on or prior to the Closing shall have been duly performed in all material respects.

(c) Certificate. Seller shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized officer of Buyer to the effect that such officer has read this Section 7.3 and the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

SECTION 7.4. Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3.

ARTICLE VIII.

TERMINATION

SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by written agreement of Buyer and Seller;

(b) by either Buyer or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to July 18, 2011, provided that if on such date any of the conditions set forth in Section 7.1(a) shall not have been satisfied, the termination date shall be extended to December 31, 2011 (the “Termination Date”), provided, that neither Buyer nor Seller may terminate this Agreement pursuant to this Section 8.1(b) if its breach of Section 5.3 or any other provision of this Agreement was a proximate cause of the failure to effect the Closing on or prior to the Termination Date;

(c) by Buyer, if there has been a breach in any material respect of any representation, warranty, covenant or agreement made by Seller in this Agreement that would give rise to the failure of any of the conditions to Closing set forth in Section 7.2, and such breach or condition is not cured or waived (by Buyer) within twenty (20) Business Days of notice thereof by Buyer;

(d) by Seller, if there has been a breach in any material respect of any representation, warranty, covenant or agreement made by Buyer in this Agreement that would give rise to the failure of any of the conditions to Closing set forth in Section 7.3, and such breach or condition is not cured or waived (by Seller) within twenty (20) Business Days of notice thereof by Seller; or

(e) by Buyer or Seller, if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree or ruling or other action shall have become final and nonappealable; provided that, subject to Section 5.3(a), the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used its reasonable best efforts to remove such Order, decree, ruling, judgment or injunction and shall have complied with all of the other terms of this Agreement.

SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party or such party’s Affiliates or any of their respective officers, directors or employees shall have any liability or obligation arising out of this Agreement or the transactions contemplated hereby to any other party hereto or such other party’s Affiliates or any of their respective officers, directors or employees, except for the obligations of the parties to this Agreement contained in the last sentence of Section 5.1 (Access and Information), Section 5.8 (Expenses), this Section 8.2, Article X (Miscellaneous), and any related definition provisions of Article I, each of which provisions shall survive termination and remain valid and binding obligations of the parties hereto, and except that nothing contained in this Agreement will relieve any party from Liability for fraud or willful breach of this Agreement prior to such termination.

ARTICLE IX.

INDEMNIFICATION

SECTION 9.1. Indemnification.

(a) Indemnification by Seller.

(i) After the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 10.2 (Survival), Seller shall, subject to the limitations set forth in this Article IX, following the Closing Date, indemnify, defend and hold harmless Buyer and its Affiliates (including the Acquired Companies) and their respective officers, directors and agents (any such Person shall be referred to herein together as the “Buyer Indemnitees”) from and against any costs or expenses (including reasonable attorneys’, accountants’ and other professional fees), judgments, fines, penalties, losses, costs, claims, damages, Liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative (collectively, “Losses”) arising out of or resulting from: (A) the breach by Seller of any representation or warranty contained in Article III of this Agreement (it being understood that for purposes of this Section 9.1(a)(i)(A) such representations and warranties, other than those contained in Section 3.8 or 3.18(a) hereof shall be interpreted without giving effect to any express limitations or qualifications as to materiality or Material Adverse Effect set forth therein); (B) the breach by Seller of any covenant or agreement of Seller contained in this Agreement (other than Section 9.2); (C) the matter described in Section 9.1(a)(i)(C) of the Seller Disclosure Schedule (excluding all Losses, other than the Losses expressly set forth in Section 9.1(a)(i)(C) of the Seller Disclosure Schedule); and (D) the matter described in Section 9.1(a)(i)(D) of the Seller Disclosure Schedule.

(ii) Any Buyer Indemnitee wishing to claim indemnification under paragraph (a)(i) of this Section 9.1 or under Section 9.2, shall promptly upon learning of any claim, action, suit, Proceeding or investigation (“Indemnification Claim”), notify Seller in writing of such Indemnification Claim stating in reasonable detail the nature and basis of the Indemnification Claim (to the extent known by the Buyer Indemnitee) and a good faith estimate of the amount of such Indemnification Claim (to the extent reasonably estimable); provided that the failure to so notify Seller shall not relieve Seller of any liability it may have to such Buyer Indemnitee except to the extent such failure materially prejudices Seller. In the event of any third party Indemnification Claim (whether arising before or after the Closing Date): (i) the applicable Buyer Indemnitee shall deliver to Seller promptly following the Buyer Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) relating to any such third party Indemnification Claim; (ii) Seller shall have the right to assume the defense thereof, with counsel reasonably satisfactory to Buyer, except that if Seller assumes control over the matter, the Buyer Indemnitees shall have the right to participate in (but not control) the defense of such Indemnification Claim with separate counsel, if it desires, at its own expense; (iii) the Buyer Indemnitees and Seller will cooperate in the defense of any such matter; (iv) (A) if Seller does not assume control over the matter, the Buyer Indemnitees shall not consent to the entry of any judgment or settlement without the prior written consent of Seller and (B) if Seller assumes control over the matter, Seller shall not consent to the entry of any judgment or settlement without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed) provided that Buyer may withhold its consent in its sole discretion if the judgment or settlement includes the imposition of any criminal liability or any regulatory or equitable remedy upon any Buyer Indemnitee or would lead to any Liability or create any financial obligation on the part of Buyer Indemnitee for which Buyer Indemnitee is not entitled to indemnification hereunder; and (v) Seller shall not have any obligation under this paragraph to any Buyer Indemnitees if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Buyer Indemnitee in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding anything to the contrary herein, (i) Seller shall retain control over the matters described on Section 9.1(a)(i)(C) of the Seller Disclosure Schedule until final resolution thereof, including through participation in any meetings or conference calls with third parties in connection with any governmental review process, and (ii) Buyer shall promptly notify Seller, and Seller shall promptly notify Buyer, of any notifications, correspondence or other communications received in connection with or arising out of such matters, and shall provide prior notice of any scheduled meetings or conference calls with third parties in connection therewith.

(b) Indemnification by Buyer.

(i) After the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 10.2 (Survival), Buyer shall, subject to the limitations set forth in this Article IX, following the Closing Date, indemnify, defend and hold harmless Seller and its Affiliates, and their respective officers, directors and agents (any such Person shall be referred to herein together as the “Seller Indemnitees”) from and against any Losses arising out of or resulting from the breach by Buyer of: (A) any representation or warranty contained in Article IV of this Agreement (it being understood that for purposes of this Section 9.1(b)(i)(A) such representations and warranties shall be interpreted without giving effect to any express limitations or qualifications as to materiality or Material Adverse Effect set forth therein); or (B) any covenant or agreement of Buyer contained in this Agreement (other than Section 9.2).

(ii) Any Seller Indemnitee wishing to claim indemnification under paragraph (b)(i) of this Section 9.1, shall promptly upon learning of any Indemnification Claim, notify Buyer in writing of such Indemnification Claim stating in reasonable detail the nature and basis of the Indemnification Claim (to the extent known by the Seller Indemnitee) and a good faith estimate of the amount of such Indemnification Claim (to the extent reasonably estimable); provided that the failure to so notify Buyer shall not relieve Buyer of any liability it may have to such Seller Indemnitee except to the extent such failure materially prejudices Buyer. In the event of any third party Indemnification Claim (whether arising before or after the Closing Date): (i) the applicable Seller Indemnitee shall deliver to Buyer promptly following the Seller Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) relating to any such third party Indemnification Claim; (ii) Seller shall have the right to assume the defense thereof, with counsel reasonably satisfactory to Buyer, except that if Buyer assumes control over the matter, the Seller Indemnitees shall have the right to participate in (but not control) the defense of such Indemnification Claim with separate counsel, if it desires, at its own expense; (iii) the Seller Indemnitees and Buyer will cooperate in the defense of any such matter; (iv) (A) if Buyer does not assume control over the matter, the Seller Indemnitees shall not consent to the entry of any judgment or settlement without the prior written consent of Buyer and (B) if assumes control over the matter, Buyer shall not consent to the entry of any judgment or settlement without the prior written consent of Seller (which shall not be unreasonably withheld or delayed) provided that Seller may withhold its consent in its sole discretion if the judgment or settlement includes the imposition of any criminal or any regulatory or equitable remedy upon any Seller Indemnitee or would lead to any Liability or create any financial obligation on the part of Seller Indemnitee for which Seller Indemnitee is not entitled to indemnification hereunder; and (v) Buyer shall not have any obligation under this paragraph to any Seller Indemnitees if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Seller Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

SECTION 9.2. Indemnification for Taxes.

(a) For the period from and after the Closing Date and ending 60 days after expiration of the applicable statute of limitations (including any extensions thereto), Seller agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against any Losses attributable to (i) Taxes of the Acquired Companies for all Pre-2011 Tax Periods, (ii) Taxes for which any of the Acquired Companies is liable pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of having been a member of any affiliated, consolidated, combined, or unitary group prior to the Closing Date, (iii) breach of any covenants relating to Taxes made by Seller in Section 5.2(a)(x), Section 5.14, Section 5.24 and/or this Section 9.2, (iv) 50% of any Transfer Taxes and (v) breach of any representation or warranty set forth in Section 3.10 (it being understood that for purposes of this Section 9.2(a)(v) such representations and warranties shall be interpreted without giving effect to any express limitations or qualifications as to materiality set forth therein) except to the extent such breach or warranty relates to the existence of net operating losses, tax basis of any tangible or intangible asset of an Acquired Company, or any other deferred tax asset with respect to an Acquired Company that is not included in Book Value.

(b) For the period from and after the Closing Date and ending 60 days after expiration of the applicable statute of limitations, Buyer agrees to indemnify, defend and hold harmless the Seller Indemnitees from and against any Losses attributable to (i) breach of any covenants relating to Taxes made by Buyer in Section 5.14, Section 5.24 and/or this Section 9.2 and (ii) 50% of any Transfer Taxes.

(c) Buyer shall be liable for any Ordinary Taxes (as defined in Section 9.2(d)) of the Acquired Companies that are attributable to (i) any taxable period beginning on January 1, 2011 and ending on the Closing Date or (ii) the portion of any Closing Date Straddle Period or December 31 Straddle Period beginning on January 1, 2011 and ending on the Closing Date (the “Stub Period”) and, where Seller (or an affiliate of Seller) as a matter of law is required to pay such Ordinary Taxes with respect to such Stub Period in its return , Buyer shall reimburse Seller for such Ordinary Taxes within fifteen (15) days of receipt of a notice setting forth the computation of the amount of such Ordinary Taxes. Seller shall be liable for any Extraordinary Taxes (as defined in Section 9.2(d)) for the Stub Period and, where Buyer, any of the Acquired Companies (or an Affiliate of Buyer or any Acquired Company) as a matter of law is required to pay such Extraordinary Taxes with respect to such Stub Period in its return, Seller shall reimburse such party for such Extraordinary Taxes within fifteen (15) days of receipt of a notice setting forth the computation of the amount of such Extraordinary Taxes. Any dispute regarding the calculation of Ordinary Taxes and/or Extraordinary Taxes for the Stub Period shall be resolved as follows. Buyer and Seller shall cooperate in good faith to resolve such disputed items within fifteen (15) days after written notification of such disagreement by Buyer to Seller or Seller to Buyer. If Buyer and Seller cannot resolve their disagreement within fifteen (15) days after written notification of such disagreement, Buyer and Seller shall submit the necessary information to the Independent Accounting Firm to resolve the dispute regarding the amount of Ordinary Taxes and/or Extraordinary Taxes for the Stub Period. The determination of the Independent Accounting Firm shall be final and made no later fifteen (15) days prior to the date when any Tax Return relating to the Ordinary Taxes and/or Extraordinary Taxes is due. The parties shall be bound by the determination of the Independent Accounting Firm. For any December 31 Straddle Period or any Closing Date Straddle Period, for purposes of determining the Taxes attributable to a specified portion (“Specified Portion”) of such December 31 Straddle Period or Closing Date Straddle Period, Taxes shall be allocated as follows:

(i) in the case of Taxes based on or measured by income or receipts, deemed equal to the amount that would be payable based on an interim closing of the books as of the beginning and end of or the Specified Portion;

(ii) in the case of Taxes that are based upon gross premiums, deemed equal to the amount that would be payable with respect to the premiums written as of the close of business on the last day of the Specified Portion;

(iii) in the case of Taxes imposed on a periodic basis with respect to the assets of Seller or the Acquired Companies, or otherwise measured by the level of any item,

deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the Specified Portion and the denominator of which is the number of calendar days in the entire period; and

(iv) In the case of any credits attributable to the Specified Portion, the portion of any such credit that is allocable to the Specified Portion shall be determined in the same manner as would be applicable to the Taxes to which such credits relate.

(d) “Ordinary Taxes” means any Taxes incurred in the Ordinary Course of Business. Ordinary Taxes shall not include any Taxes arising from a breach of the representations or warranties set forth in Section 3.10 or for which Seller is required to provide indemnification under Section 9.2 or a breach of the covenants set forth in Section 5.2(a)(x), Section 5.14, Section 5.24 and/or this Section 9.2. Ordinary Taxes of the Acquired Companies shall be calculated without taking into account any items of income, deduction, gain, loss, or credits of Seller or any other person (other than the Acquired Companies). For avoidance of doubt, the parties agree that any items of deduction or credit of the Acquired Companies other than items described in Section 6.8(d) (including, without limitation, any net operating loss) shall be taken into account in calculating Ordinary Taxes. “Extraordinary Taxes” means any Taxes other than (i) Ordinary Taxes or (ii) Transfer Taxes for which the Buyer is liable pursuant to Section 9.2(i).

(e) Where Seller is required as a matter of law to prepare a Tax Return relating to a Stub Period, Seller shall prepare such return in accordance with past practices and provide a substantially final draft of such return to Buyer for its review and comment at least forty-five (45) days prior to filing such return; provided, however, that where the return in question includes income of persons other than the Acquired Companies (as in a consolidated federal income tax return), only the portion of such return relating to the Acquired Companies (prepared on a pro forma basis) shall be subject to Buyer review and comment. If Buyer does not provide Seller with a written description of the items in the Tax Returns that it intends to dispute within fifteen (15) days following the delivery to it of such documents, it shall be deemed to have accepted and agreed to such documents in the form provided. Buyer and Seller agree to consult with each other and to resolve in good faith any timely-raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible. In the event the parties are unable to resolve any dispute within ten (10) days following the delivery of written notice by Buyer of such dispute, such dispute shall be submitted to the Independent Accountant to resolve any issue in dispute at least five business days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Independent Accountant shall make a determination with respect to any disputed issue. Seller and Buyer shall each bear one-half of the Independent Accountant’s fees and expenses, and the determination of the Independent Accountant shall be binding on all parties.

(f) Buyer and the Acquired Companies, on the one hand, and Seller, on the other hand shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns with respect to Seller and the Acquired Companies and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees (i) to retain copies of all books and records of the Acquired Companies with respect to Tax matters pertinent to Seller and the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extension thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller shall allow Buyer to take possession of such books and records.

(g) Buyer and Seller further agree, upon request, to use commercially reasonable best efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(h) If Buyer Indemnitees shall seek indemnification pursuant to Section 9.2(a), Buyer shall follow the procedures set forth in Section 9.1(a)(ii).

(i) Buyer and Seller shall share equally liability for Transfer Taxes, if any, arising from the transactions contemplated under this Agreement and shall file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(j) All tax sharing agreements or similar agreements with respect to or involving any of the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, none of the Acquired Companies shall be bound thereby.

SECTION 9.3. Limitations.

(a) Caps and Baskets. Neither Buyer, on the one hand, nor Seller, on the other hand, shall be obligated to provide indemnification for claims under Section 9.1(a) or Section 9.1(b), as the case may be, until the aggregate dollar amount of any Losses subject to indemnification by Buyer or Seller, as the case may be, exceeds the amount equal to three million dollars ($3,000,000) (the “Basket”); provided, that, for purposes of determining whether the Basket has been met or exceeded, claims for Losses arising from a single event or a group or series of related events that are, individually or in the aggregate, less than one hundred thousand dollars ($100,000) shall be excluded. In the event that the aggregate amount of such Losses exceeds the Basket, then the Indemnifying Party shall indemnify (subject to the other limitations set forth in this Article IX) the Indemnified Party for the aggregate amount of all such Losses in excess of the Basket. In no event shall the Basket apply to Losses of any Indemnified Party in connection with, arising out of or resulting from (i) breaches of any Fundamental Representations, (ii) Section 9.1(a)(i)(B)-(D), (iii) Section 9.1(b)(i)(B) or (iv) Section 9.2. The maximum obligation for each of Seller and Buyer from and against all such Losses and the maximum amount of indemnification pursuant hereto shall not exceed forty-five million dollars ($45,000,000) (the “Indemnification Cap”); provided that the Indemnification Cap shall not apply to Losses of any Buyer Indemnitees or Seller Indemnitees in connection with, arising out of or resulting from (i) breaches of any Fundamental Representations, (ii) Section 9.1(a)(i)(B)-(D), (iii) Section 9.1(b)(i)(B) or (iv) Section 9.2.

(b) Other Limitations. In addition, the parties hereby acknowledge and agree that liability hereunder of an Indemnifying Party for any Losses shall be limited to the amount of such Losses net of any insurance proceeds or any payments made by any third-party recovered by the Indemnified Party at the time the indemnification payment is or becomes due (net of any costs of such recovery out-of pocket prosecution costs and similar costs). The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage. In the event that any such proceeds or recovery are received by the Indemnified Party after payment of an indemnity claim by the Indemnifying Party applicable, the Indemnified Party shall promptly pay the amount of such proceeds or other recovery to the Indemnifying Party to the extent it is duplicative of a prior payment made by the Indemnifying Party. Further, neither Buyer nor Seller shall have any obligation under this Article IX to indemnify any Indemnified Party in connection with any net reserves adjustment pursuant to Section 2.6 hereof or any reserves deterioration or improvement causing any such adjustment. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate any and all Losses arising out of, resulting from or relating to any matter for which such Person is entitled to indemnification pursuant hereto. In no event shall any party hereto be liable for consequential or indirect damages, Losses based on either the reduced current or future profitability or earnings of the Acquired Companies or Losses based on a multiple of such profitability, earnings or other factor, or reduction therein (it being understood that all Losses shall for purposes of this Article IX be determined and calculated on a direct, dollar-for-dollar basis), or other Losses not provided for in this Article IX. The Indemnifying Party shall not be liable for punitive damages unless such damages are actually determined by a court of competent jurisdiction to be owed by an Indemnified Party to an unaffiliated third party. With respect to Losses arising out of the breach of any representation, warranty, covenant or agreement contained herein, the Indemnifying Party shall be obligated to indemnify the Indemnified Party only for those claims for which the Indemnified Party has given the Indemnifying Party written notice within the Applicable Survival Period relating to such breach provided that any representation, warranty, covenant or agreement contained herein shall survive the time it would otherwise terminate pursuant to Section 10.2 to the extent that the Indemnified Party shall have delivered to the Indemnifying Party written notice setting forth such claim in respect of such representation, warranty, covenant or agreement prior to the Applicable Survival Period. Any Liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. To the extent any Liability is reflected as a liability on the Audited Closing Balance Sheet and taken into account in the calculation of the Closing Date Book Value, no Buyer Indemnitee shall be entitled to indemnification or other payment for such Liability under Section 9.1(a) or Section 9.2.

(c) Tax Limitations. Tax Limitations. Indemnification payments under this Article IX shall be paid by the Indemnifying Party without reduction for any Tax benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes a Tax benefit as a result of any Losses for which the Indemnifying Party has made all required indemnification payments, the Indemnified Party shall pay the amount of such Tax benefits actually received by the Indemnified Party in the year in which the Losses were sustained (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) to the Indemnifying Party after receipt of such Tax benefit. The Indemnified Party and their affiliates will not make any tax election outside the ordinary course of business or similar action designed to defer or otherwise transfer the Tax benefit arising from Losses with respect to which the Indemnifying Party is making an indemnification payment to a tax year other than the tax year in which the Losses were sustained and will cooperate reasonably in providing information to the Indemnifying Party regarding the availability of any Tax benefit with respect to an indemnification payment by the Indemnifying Party. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Losses. For purposes of this Section 9.3(c), “received” means a reduction in the amount of the Indemnified Party’s Tax liability or an increase in the amount of a Tax refund attributable to the year in which the Losses occur. For purposes of this Section 9.3(c) “receipt of” means (i) in the case of a Tax payment (including estimated tax payments), when such payment is first due and (ii) in the case of a Tax refund, when the Indemnified Party is first entitled to such refund.

(d) Subrogation. For any insurance benefits or rights against any third party available to an Indemnified Party in respect of a Loss which Indemnifying Party has paid for pursuant to this Article IX, the Indemnifying Party shall be subrogated to the rights the Indemnified Party has against any insurer or other third party with respect thereto (and, upon the reasonable request of the Indemnifying Party, the Indemnified Party shall take appropriate actions necessary to transfer and assign such rights to the Indemnifying Party).

(e) Payment.

(i) Payment of all amounts required to be paid in this Article IX shall be made in cash by wire transfer of immediately available funds promptly after such amount has been finally determined to an account designated in writing by the party entitled to such payment.

(ii) The parties agree to treat all payments made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by Law.

SECTION 9.4. Exclusive Remedy. Following the Closing, except for seeking equitable relief, claims pursuant to Section 2.6 or Section 5.18, and claims for fraud, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article IX, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1. Notices. All notices and communications hereunder shall be deemed to have been duly given, delivered or made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, postage paid return receipt requested, or by reputable overnight courier or if sent by facsimile (provided that the facsimile is promptly followed by overnight courier), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Seller:

RenRe North America Holdings Inc.

c/o RenaissanceRe Services Ltd.

Renaissance House

12 Crow Lane

Pembroke HM19

Bermuda

Facsimile:            (441) 292-9453

Attn: Corporate Secretary

With a copy (which shall not constitute notice to Seller) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile:            (212) 728-9736

Attention: Robert B. Stebbins, Esq.

To Buyer:

QBE Holdings, Inc.

88 Pine Street

New York, New York 10005

Facsimile:            212-894-7880

Attn: Pete Maloney

With a copy (which shall not constitute notice to Buyer) to:

Edwards Angell Palmer & Dodge LLP

20 Church Street, 20th Floor

Hartford, Connecticut 06103

Facsimile:            860-527-4198

Attn: Charles R. Welsh

or, in each case, to such other address or to such other Person as may be specified in writing to the other parties.

SECTION 10.2. Survival. Article II, Article IX, this Article X and the agreements of Seller and Buyer contained in Section 5.5 (Trademarks; Tradenames), Section 5.13 (Continuation of Indemnification) and Section 5.14 (Section 338(h)(10) Election) shall survive the consummation of the transactions contemplated herein indefinitely. Subject to Section 8.2, all other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the transactions contemplated herein for a period ending on the date that is the later of (i) twelve months after the Closing Date and (ii) March 31, 2012; provided that (A) the Fundamental Representations shall survive indefinitely and (B) the representations and warranties made by Seller in Section 3.10 hereof shall survive until 60 days after the expiration of the applicable statute of limitations. The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period”.

SECTION 10.3. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to Section 8.1, on the understanding that termination pursuant to Section 8.1(b) shall not be deemed “valid” for purposes of this Section 10.3 if the failure of the Closing to occur prior to the date set forth in Section 8.1(b) is a proximate cause of the failure by the party seeking termination to perform its obligations under this Agreement, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligation to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law.

SECTION 10.4. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 10.5. No Third Party Beneficiaries. Except as provided in Section 5.5 (Trademarks; Tradenames) and Section 5.13 (Continuation of Indemnification) for which the beneficiaries thereof shall have third party beneficiary rights, Buyer and Seller hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.5 (Trademarks; Tradenames) and Section 5.13 (Continuation of Indemnification) shall not arise unless and until the Closing Date occurs.

SECTION 10.6. Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

SECTION 10.7. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

SECTION 10.8. Public Disclosure. Notwithstanding anything to the contrary contained herein, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by both Buyer and Seller, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any Government Entity, in which case Buyer or Seller, as applicable, shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

SECTION 10.9. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Each party hereto agrees that it shall bring any action or Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the Court of Chancery of the State of Delaware, New Castle County, or if that court does not have jurisdiction, in the United States District Court for the District of Delaware, (collectively, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and waives any bond, surety or other security that might be required of any other party hereto with respect thereto, (iv) agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 10.1 of this Agreement and (v) irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Nothing in this Section, however, shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by Law. Each party hereof agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 10.11. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer or employee of Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Seller or any current or future member of Seller or any current or future director, officer or employee of Seller or of any Affiliate or assignee thereof, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 10.12. Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 10.13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 10.14. Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

RENRE NORTH AMERICA HOLDINGS INC.

By:	/s/ Jeffrey D. Kelly
Name: Jeffrey D. Kelly
Title: Chief Executive Officer

QBE HOLDINGS, INC.

By:	/s/ John Rumpler
Name: John Rumpler
Title: President and CEO

JOINDER

The undersigned, RenRe Insurance Holdings Ltd., a Bermuda corporation, hereby joins this Agreement solely with respect to Section 5.17 (Redemption of Lantana Preferred Stock).

RENRE INSURANCE HOLDINGS LTD.

By:	/s/ Jeffrey D. Kelly
Name: Jeffrey D. Kelly
Title: Executive Vice President and Chief Financial Officer